UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THERMON GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Thermon Group Holdings, Inc.
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on August 2, 2021

To the stockholders of Thermon Group Holdings, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Stockholders (the "2021 Annual Meeting") of Thermon Group Holdings, Inc., a Delaware corporation (the "Company," "Thermon," "we" or "our"), will be held on Monday, August 2, 2021, at 11:30 a.m. Central Time, at 100 Thermon Drive, San Marcos, Texas 78666 for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

(1)to elect the seven director nominees named in the Proxy Statement;

(2)to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022;

(3)to approve, on a nonbinding advisory basis, the compensation of our Named Executive Officers, as described in the Proxy Statement; and

(4)to transact such other business that may properly come before the 2021 Annual Meeting and any postponement or adjournment thereof.

We are pleased to continue utilizing the United States Securities and Exchange Commission's "notice and access" rules. Accordingly, we are providing stockholders access to our proxy materials over the Internet, which reduces the cost and environmental impact of the 2021 Annual Meeting. On or about June 23, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of June 7, 2021 (the "Record Date"). The Notice contains instructions on how to access our proxy materials as well as information on how to vote your shares. Only holders of record of our common stock as of the close of business on the Record Date are entitled to receive notice of, attend and vote at the 2021 Annual Meeting.

It is important that your shares are represented and voted at the meeting and, whether or not you expect to attend in person, we encourage you to vote as promptly as possible to ensure that your vote is counted. Thank you for your continued support.

Very truly yours,

John Nesser	Bruce Thames
Chairman of the Board	President and Chief Executive Officer

Austin, Texas
June 23, 2021

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2021 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTE INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders of Thermon Group Holdings, Inc. to be Held on Monday, August 2, 2021:
As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2021 Annual Report are available at: http://www.proxyvote.com

Thermon Group Holdings, Inc.
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 2, 2021

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Thermon Group Holdings, Inc. (the "Company," "Thermon," "we," "our," "us" and similar terms) on the Company's behalf for use at the 2021 Annual Meeting of Stockholders of the Company to be held at the 100 Thermon Drive, San Marcos, Texas 78666 on Monday, August 2, 2021 at 11:30 a.m. Central Time, and any adjournment or postponement thereof (the "2021 Annual Meeting").

Pursuant to provisions of our Amended and Restated Bylaws (the "Bylaws") and by action of our Board, the close of business on June 7, 2021 was established as the time and record date for determining the stockholders entitled to receive notice of, attend and vote at the 2021 Annual Meeting (the "Record Date").

As permitted by the rules adopted by the United States Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of the Record Date who are entitled to vote at the 2021 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We began mailing the Notice to stockholders of record on or about June 23, 2021. We first made this Proxy Statement available to our stockholders at http://www.proxyvote.com on or about June 23, 2021, along with our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as filed with the SEC on May 27, 2021 (the "2021 Annual Report"). We encourage you to read the 2021 Annual Report. It includes our audited financial statements and provides information about our business.

How can I attend the 2021 Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the 2021 Annual Meeting, which will be held on Monday, August 2, 2021 at 100 Thermon Drive, San Marcos, Texas 78666. Doors will open at 11:00 a.m., Central Time, and the meeting will begin promptly at 11:30 a.m., Central Time.

What precautions will be taken at the meeting in response to COVID-19?

We urge our stockholders to consider carefully whether to attend the 2021 Annual Meeting in person, taking into account the public health concerns related to the COVID-19 pandemic and any applicable public emergency orders and recommendations. Under the current circumstances, we encourage you to vote by proxy in advance of the 2021 Annual Meeting to ensure that your shares are represented. We intend to follow an abbreviated meeting format and expect only a limited number of representatives of the Company to attend the 2021 Annual Meeting. We will ask all participants at the 2021 Annual Meeting to practice social distancing and wear face coverings.

What is the Company’s fiscal year?

The Company's fiscal year ends on March 31. In this Proxy Statement, we refer to the fiscal years ended March 31, 2019, 2020, 2021, 2022 and 2023 as "Fiscal 2019," "Fiscal 2020," "Fiscal 2021," "Fiscal 2022" and "Fiscal 2023," respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

What items will be voted on at the 2021 Annual Meeting?

Stockholders may vote on the following proposals at the 2021 Annual Meeting:

•the election to the Board of the seven director nominees named in this Proxy Statement;

•ratification of the appointment of KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm for Fiscal 2022; and

•the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers, as described in this Proxy Statement.

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2021 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2021 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•"FOR" the election to the Board of each of the seven director nominees named in this Proxy Statement;

•"FOR" ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal 2022; and

•"FOR" the resolution to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement.

Who may vote at the 2021 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 33,307,460 shares of the Company’s common stock issued and outstanding and approximately 14 stockholders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Broadridge Financial Solutions, Inc. ("Broadridge"), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Broadridge at the Company's request. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2021 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "vote instruction form" to be sent to you by the organization that holds your shares.

What is the quorum requirement for the 2021 Annual Meeting?

The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2021 Annual Meeting is required for the transaction of business. This is called a

"quorum." If you: (i) are present and vote in person at the 2021 Annual Meeting, or (ii) have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2021 Annual Meeting will be adjourned until a quorum is obtained.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•In person. You may vote in person at the 2021 Annual Meeting. The Company will give you a ballot when you arrive.

•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•In person. If you wish to vote in person at the 2021 Annual Meeting, you must obtain a "legal proxy" from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the 2021 Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the 2021 Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid photo identification such as a driver's license or passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the vote instruction form to be sent to you by the organization that holds your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2021 Annual Meeting. Prior to the applicable cutoff time, you may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new vote instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting in person at the 2021 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted?

All shares represented by valid proxies received prior to the 2021 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2021 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker or nominee that holds your shares with specific voting instructions, the broker or nominee that holds your shares may generally vote your shares on "routine" matters but cannot vote your shares on "non-routine" matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This occurrence is referred to as a "broker non-vote." The only routine matter scheduled to be voted upon at the 2021 Annual Meeting is Proposal No. 2 (to ratify the appointment of the Company’s independent registered public accounting firm for Fiscal 2022). All other matters scheduled to be voted upon are non-routine and, therefore, broker non-votes may exist in connection with Proposals No. 1 (to elect the seven director nominees named in this Proxy Statement) and No. 3 (to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement). Therefore, if you hold your shares in street name through a broker or other nominee, it is critical that you instruct your broker or other nominee how to vote on Proposals No. 1 and No. 3 if you want your vote to count.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect the seven director nominees named in this Proxy Statement): Directors will be elected by a plurality of the votes cast at the 2021 Annual Meeting. The seven director nominees named in this Proxy Statement receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of stockholders, each until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Broker non-votes are not considered votes cast on the matter and will have no effect on the outcome of this proposal. Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the Nominating and Corporate Governance Committee (the "N&CG Committee"), which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within ninety (90) days after the election results for the 2021 Annual Meeting are certified.

Proposal No. 2 (to ratify the appointment of the Company's independent registered public accounting firm): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares: (i) present in person or by proxy at the 2021 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with this proposal.

Proposal No. 3 (to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as described in this Proxy Statement): Approval of Proposal No. 3 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by the holders of shares: (i) present in person or by proxy at the 2021 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Broker non-votes are not considered entitled to vote on the matter and will have no effect on the outcome of this proposal.

Who will serve as the inspector of election?

Our Corporate Secretary or his designee will act as the inspector of election.

Where can I find the voting results of the 2021 Annual Meeting?

The preliminary voting results will be announced at the 2021 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2021 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf. Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

What is householding?

SEC rules allow us to deliver a single Notice to one physical address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one Notice to multiple stockholders who share an address, unless we have received different instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate Notice, as requested, to any stockholder at the shared address to which a single copy was delivered. If you prefer to receive a separate copy of the Notice, contact: Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735, Attention: General Counsel, Telephone: (512) 690-0600.

Will any other matters be acted on at the 2021 Annual Meeting?

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2021 Annual Meeting other than the proposals described herein. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the 2021 Annual Meeting, please contact: Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735, Attention: General Counsel, Telephone: (512) 690-0600.

CORPORATE GOVERNANCE

COVID-19 Response

In light of the extraordinary impact of the COVID-19 pandemic and volatility in commodity prices, the Board took a variety of actions to provide oversight and support as the Company's management guided the Company through these turbulent market conditions. In addition to its regularly scheduled quarterly meetings, the Board:

•Convened six (6) additional meetings of the Board and four (4) additional meetings of the Finance Committee to provide oversight and support the Company's management in responding to the global crisis caused by COVID-19;
•Conducted a revised multi-stage budget review process with the Company's management to respond to the velocity with which the COVID-19 pandemic affected both the Company's employees and customers;
•Reduced each of the cash retainers paid to the members of the Board by 10% for Fiscal 2021 in light of the market conditions driven by the COVID-19 pandemic and extreme volatility in commodity prices; and
•Conducted a review with the Company's management to align on the Company's strategic vision for how to position the Company for a post-pandemic world.

Governance Highlights

The Company is committed to responsible corporate governance, which promotes the long-term interests of our stockholders, strengthens Board and management accountability, and helps build public trust in the Company. Highlights include:

Board and Governance Practices
Board Independence
Independent Directors	6 of 7
Fully Independent Required Committees	✓
Independent Chairman	✓
Board Performance
Regular Board and Committee Self-Evaluations	✓
Regular Executive Sessions of Independent Directors	✓
Commitment to Board Refreshment with Director Retirement Policy	✓
Continuing Education Program for Directors	✓
Other Governance Practices
Annual Election of Directors	✓
Anti-Hedging and Anti-Pledging Policies	✓
Code of Business Conduct & Ethics Applicable to Directors	✓
Robust Stock Ownership Guidelines	✓
Annual Advisory Vote on Executive Compensation	✓
Clawback Policy	✓
Shareholder Rights
Proxy Access	✓
Required Director Resignation if "FOR" Votes Less than "WITHHELD"	✓
No Poison Pill	✓

Corporate Governance Guidelines

The Board provides oversight to the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and works to serve the long-term interests of stakeholders. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, both available on the Company’s website at http://ir.thermon.com/corporate-governance. Stockholders can also obtain a free copy of either document by writing to the General Counsel, Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735.

Board Succession

Our Corporate Governance Guidelines require any incumbent director who receives a greater number of votes "withheld" than votes "for" in an uncontested election to promptly submit a written offer of resignation to the N&CG Committee, which will review and evaluate the offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within ninety (90) days after the election results for the 2021 Annual Meeting are certified.

We recognize the importance of new ideas, perspectives, independence and skills with respect to the Board and recognize the importance of utilizing Board refreshment to achieve such goals. In furtherance of these goals, our Corporate Governance Guidelines include a mandatory retirement age and maximum tenure for non-executive directors. Non-executive directors shall submit an offer of resignation to the N&CG Committee to become effective immediately prior to the Company's annual stockholder meeting following the director's attainment of age seventy-five (75) or following fifteen (15) years of service to the Board, whichever comes earlier. The Board will generally not nominate such directors for re-election; however, on the recommendation of the N&CG Committee, the Board may reject such offers of resignation on a case-by-case basis if the Board determines an exception is in the best interests of the Company and its stockholders. The Board also believes that mandatory retirement age and maximum tenure requirements for non-executive directors promote orderly succession planning for our non-executive directors.

There are no family relationships between any director, executive officer or person nominated by the Board to become a director or executive officer.

Board Leadership Structure and Executive Sessions

Mr. Nesser has served as the independent Chairman since July 2019. The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of the Chairman. However, the Board periodically reviews our leadership structure and may consider making changes in this structure in the future.

In accordance with the listing standards of The New York Stock Exchange (the "NYSE") and our Corporate Governance Guidelines, the independent directors meet in regularly scheduled executive sessions, generally following each quarterly Board meeting and at other times as necessary. These executive sessions are chaired by the Chairman.

Director Independence

The Board reviews the independence of each director annually prior to nominating individuals for the next annual meeting. In determining the independence of our directors, the Board considered Section 303A of the NYSE rules, applicable SEC rules as well as all relevant facts and circumstances, including, among other things, the types and amounts of commercial dealings between the Company and companies and organizations with which the directors are affiliated. Based on the foregoing criteria, the Board has affirmatively determined that Ms. Dalgetty and Messrs. Clarke, George, Fix, McGinty, and Nesser are independent, and Messrs. Press and Sorrentino were independent during the time that they served on the Board. Mr. Thames, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

There were no transactions, relationships or arrangements with respect to any independent director that required review by our Board for purposes of determining director independence. The Board found that none of the independent directors had a material or other disqualifying relationship with the Company. The Board's four standing committees, Audit, Human Capital Management & Compensation ("HCMC"), Finance, and N&CG, were comprised solely of independent directors during Fiscal 2021, as discussed in further detail below.

In recommending that each director and nominee be deemed independent, the N&CG Committee, and the Board when making its determination, noted that certain of our directors have relationships with, serve on boards of directors of, or own minor interests in, entities with which we may do business.

Meeting Attendance

During Fiscal 2021, the full Board met twelve (12) times. Each member of the Board attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2021.

Committees of the Board

The Board currently has four standing committees: the Audit Committee, the HCMC Committee, the Finance Committee and the N&CG Committee. Each of the Audit, HCMC, Finance, and N&CG Committees operates under a written charter adopted by the Board. Each committee charter is posted and available on the Company’s website at http://ir.thermon.com/corporate-governance. Current committee composition and the number of committee meetings held during Fiscal 2021 are as follows:

Director	Audit Committee	Human Capital Management & Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
John Clarke[1]	Member	Member	—	Chair
Linda Dalgetty[2]	Chair	—	Member	Member
Roger Fix	—	Member	Member	Member
Marcus George[3]	Member	Member	Chair	—
Kevin McGinty[4]	—	Chair	Member	Member
John Nesser	—	—	—	—
Michael Press[5]	—	—	—	—
Charles Sorrentino[6]	—	—	—	—
Bruce Thames	—	—	—	—

Number of Committee Meetings Held[7]	10	4	8	5

(1)    Mr. Clarke became the Chair of the N&CG Committee on May 21, 2020.
(2)    Ms. Dalgetty became a member of the Finance Committee on January 21, 2021.
(3)    Mr. George became a member of the HCMC Committee on May 21, 2020. In addition, Mr. George served as a Member of the Audit Committee until May 21, 2020 and rejoined the Audit Committee on January 21, 2021.
(4)    Mr. McGinty became a member of the N&CG Committee on January 21, 2021.
(5)    Mr. Press served as a member of the HCMC Committee and chair of the N&CG Committee until May 21, 2020. In addition, Mr. Press served as a member of each of the N&CG Committee, Finance Committee and Audit Committee until January 20, 2021.
(6)    Mr. Sorrentino served as a member of the HCMC Committee and N&CG Committee until July 22, 2020.
(7)    In addition to taking action at meetings, each committee and the Board may periodically act by written consent.

Audit Committee

The Audit Committee has responsibility for, among other things: (i) reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors’ qualifications and independence; (ii) the performance of our internal audit function and independent auditors; (iii) the process and reporting principles for our publicly disclosed corporate responsibility and sustainability metrics; and (iv) our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics. For Fiscal 2021, the Board has determined that each of Ms. Dalgetty and Messrs. Clarke, George, Press and Sorrentino is financially literate and qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent auditors. The Board also determined that each of Ms. Dalgetty, Messrs. Clarke and George meets and, during their respective periods of service on the Committee, Messrs. Press and Sorrentino met the additional criteria for independence of audit committee members under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules of the NYSE. For Fiscal 2021, the Board determined that Ms. Dalgetty and Mr. Clarke each qualified as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K based on Ms. Dalgetty's education, experience and status as a chartered accountant and Mr. Clarke's education and experience as a chief financial officer of three publicly traded companies.

Human Capital Management & Compensation Committee

In 2021, the Board renamed the Compensation Committee to the Human Capital Management & Compensation Committee (the "HCMC Committee") to better reflect the scope of the committee's focus on the Company's most important assets: our employees. The HCMC Committee has responsibility for, among other things, reviewing and recommending policies relating to compensation and benefits of our executive officers and employees generally, including: (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and our other executive officers; (ii) evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations; (iii) oversight of our equity and incentive-based plans; and (iv) administration of the issuance of stock options, restricted stock units, performance stock units and other awards with respect to our executive officers and other employees. The Board has expanded the HCMC Committee's oversight responsibilities beyond executive compensation, including oversight over all employee benefit and compensation programs as well as the Company's strategies and policies related to human capital management, including diversity and inclusion. The HCMC Committee also oversees the Company's programs and practices related to talent and leadership development, including management succession planning.

The HCMC Committee also prepares the HCMC Committee report required under SEC rules. The report of the HCMC Committee is included in this Proxy Statement. The HCMC Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The HCMC Committee, at present, engages an outside consultant on a regular basis to advise the HCMC Committee on the Company's executive compensation program.

For Fiscal 2021, the Board determined that each of Messrs. Clarke, Fix, George and McGinty is and, during his period of service on the committee, Mr. Press was independent under the heightened independence standards applicable to HCMC Committee members under the NYSE rules and Rule 10C-1 under the Exchange Act. In addition, each continuing member of the HCMC Committee meets and, during the applicable period of membership on the committee, each departing member met the definition of "non-employee director" under Rule 16b-3 under the Exchange Act.

Finance Committee

The Finance Committee has responsibility for, among other things: (i) reviewing the Company’s financial affairs; (ii) providing advice and counsel to the Company’s management regarding potential major transactions, such as mergers, acquisitions, reorganizations or divestitures; (iii) making recommendations to the Board regarding dividend, financing and financial policies; (iv) reviewing the financial exposure of the Company together with risk mitigation strategies; (v) monitoring the Company’s investor relations program; and (vi) assisting the Board in fulfilling its oversight responsibilities with respect to the review of major transactions. For Fiscal 2021, the Board determined that each of Ms. Dalgetty and Messrs. Fix, George and McGinty is and, during his period of service on the committee, Mr. Press was independent under the rules of the NYSE.

Nominating & Corporate Governance Committee

The N&CG Committee has responsibility for, among other things: (i) identifying, evaluating and recommending nominees for appointment or election as directors, including director nominees recommended by stockholders; (ii) developing and recommending a set of corporate governance guidelines; (iii) ensuring appropriate Board oversight of significant matters of corporate responsibility and sustainability; (iv) considering and recommending director compensation to the Board for approval; and (v) overseeing the evaluation of our Board and its committees. The N&CG Committee also oversees our equity plans and administers the issuance of equity awards with respect to our non-executive directors. In addition, the N&CG Committee has responsibility for non-executive director succession planning. For Fiscal 2021, the Board determined that each of Ms. Dalgetty and Messrs. Clarke, Fix and McGinty is and, during their respective periods of service on the committee, Messrs. Press and Sorrentino was independent under the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

At the beginning of Fiscal 2021, our HCMC Committee consisted of Mr. McGinty as Chair and Messrs. Clarke, Fix, George and Press. Mr. Press stepped down as a member of the HCMC Committee in July 2020. None of Messrs. Clarke, Fix, George, McGinty or Press is or has been an employee or officer of the Company. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

Corporate Responsibility & Sustainability

Both the Board and senior management of the Company understand the importance of taking responsibility for the Company’s actions as a business, as an employer and as a corporate citizen. The Company is committed to incorporating corporate responsibility and sustainability considerations into how it does business. As further described below under Board Oversight of Risk Management, the Board maintains oversight over the Company's management of significant matters of corporate responsibility and sustainability, including potential long- and short-term trends and impacts to the Company’s business and stakeholders of environmental, social, and governance issues, and reviews the Company's reporting process for environmental or social metrics.

Information about the Company’s corporate responsibility and sustainability efforts is available on our website located at http://ir.thermon.com/sustainability, which provides information on the Company's policies, social impact and environmental programs, as well as sustainability strategy, data and reporting. The information contained on, or that may be accessed through, the Company's websites is not incorporated by reference into, and is not a part of, this Proxy Statement.

Board Oversight of Risk Management

The Board believes that evaluating the ability of senior management to manage the various risks confronting the Company is one of its most important areas of oversight. In carrying out this responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management and risks related to financial reporting, internal controls, cyber security, and legal and regulatory requirements. The Audit Committee makes periodic updates to the Board regarding the risks inherent to the business of the Company, including the identification, assessment, management and monitoring of those risks, and risk management decisions, practices and activities of the Company. In addition, the Audit Committee reviews the reporting process for the Company's publicly disclosed environmental and social metrics, including the reporting principles adopted by the Company's management for such metrics. The Audit Committee has the authority to retain third party advice or counsel in any and all compliance matters.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the N&CG Committee reviews legal, regulatory and compliance risks as they relate to corporate governance structures and processes. In addition, the N&CG Committee also reviews and monitors significant matters of corporate responsibility and sustainability and ensures appropriate oversight of these issues by the Board, its committees and the Company's management. The Finance Committee assesses risk with respect to the financial profile of the Company and in connection with major transactions. Finally, the HCMC Committee reviews risks related to compensation matters and oversees risks related to the Company's strategies regarding human capital matters, including diversity and inclusion. The committee chairs periodically apprise the Board of significant risks brought to the committee's attention and management’s response to those risks. While the Board and its committees oversee risk management strategy, senior management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risks related to compensation matters, the HCMC Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The base salaries of our employees, including our executive officers, are fixed in amount and thus do not encourage undue risk-taking. Short-term incentive opportunities for all employees, including our executive officers, are generally capped and are directly tied to overall corporate performance. The compensation provided to certain employees, including our Executive Officers, in the form of long-term equity awards helps further align key employees' interests with those of the Company’s stockholders.

The HCMC Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

The HCMC Committee believes that the Company’s annual short-term cash and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are goals based, but remain ultimately discretionary; and management has the authority to reduce bonus payments (or pay no bonus) based on individual or Company performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of our executive officers, the Company intends to continue to award a portion of the compensation of certain of its key employees in the form of equity awards that help further align the interests of employees with those of stockholders.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers against liabilities actually and reasonably incurred in such capacities, including attorneys’ fees, judgments, fines and amounts paid in settlement, with respect to any matter in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that we will indemnify our directors and officers to the fullest extent authorized by the DGCL. Our Certificate of Incorporation provides that this right to indemnification is a contract right, and we may, from time to time, and in the ordinary course of business, enter into contracts under which our directors and officers are provided with such rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts. We have entered into indemnification agreements with each of our directors and executive officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).

Our Bylaws further provide that we will indemnify and hold harmless, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person; provided, however, that we will not be required to indemnify a person in connection with any action, suit or proceeding that is initiated by such person unless such action, suit or proceeding was authorized by our Board.

Our Certificate of Incorporation also eliminates the personal liability of our directors to the fullest extent permitted by Section 102 of the DGCL, which provides that a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 does not, however, permit a corporation to eliminate or limit liability for: (i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption; or (iv) any transaction from which the director derived an improper personal benefit. We have purchased liability insurance covering our directors and officers and certain other management personnel.

No Hedging or Pledging Policy

The Company's insider trading policy prohibits our executive officers, directors and employees from entering into any hedging transactions with respect to Company securities, pledging Company securities or holding Company securities in a margin account. The Company requires that all executive officers and directors confirm annually that they do not hold any Company securities subject to any hedging, pledging or margin account arrangement.

Political Activities and Public Policy Participation

The Company's Code of Business Conduct and Ethics prohibits the use of Company funds and assets for political activities, including political contributions. The Company may make expenditures to advocate particular viewpoints on public policy issues or support intermediaries, such as lobbyists, that advocate on the Company's behalf. The Company's legal department oversees this type of advocacy on behalf of the Company. The Board provides oversight over the Company's lobbying efforts and receives an annual report from management about any Company lobbying expenditures.

Attendance of Directors at the Annual Meeting of Stockholders

Directors are strongly encouraged to attend the Company's annual meeting of stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. All of the Company's directors attended the 2020 Annual Meeting of Stockholders ("2020 Annual Meeting") either physically or telephonically due to the COVID-19 pandemic.

Proxy Access

Our Bylaws provide proxy access for our stockholders. The Board believes that the majority of the Company's stockholders generally support the concept of proxy access; however, the Board recognizes that stockholders are not unanimous in this view nor the specific terms under which proxy access should be adopted. The Company's proxy access provisions permit a stockholder, or group of up to twenty (20) stockholders, owning an aggregate of three percent (3%) or more of the Company's outstanding common stock continuously for at least three (3) years to nominate director candidates for inclusion in the Company's proxy materials for an annual meeting of stockholders constituting up to the greater of (i) twenty percent (20%) of the Board or (ii) two (2) individuals; provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, its independent directors, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Thermon Group Holdings, Inc.
Attention: General Counsel
7171 Southwest Parkway
Building 300 | Suite 200
Austin, Texas 78735

We will forward stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

DIRECTOR SELECTION & QUALIFICATIONS

Our Board currently consists of seven directors with each director serving a one-year term expiring at the 2021 Annual Meeting. The authorized number of directors is presently fixed at seven (7).

Upon the recommendation of the N&CG Committee, the Board has nominated each of John Clarke, Linda Dalgetty, Roger Fix, Marcus George, Kevin McGinty, John Nesser and Bruce Thames for re-election at the 2021 Annual Meeting. Each of the directors elected at the 2021 Annual Meeting will serve a one-year term expiring at the 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting") and will hold office until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal.

Each of the nominees has indicated his or her willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve at the time of the 2022 Annual Meeting, the Board, at its discretion, may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary.

Name	Position	Age[1]	Director Since	Years of Service[1]
John Clarke	Director	68	2019	2
Linda Dalgetty	Director	59	2018	3.3
Roger Fix	Director	68	2019	2
Marcus George	Director	51	2010	11.3
Kevin McGinty	Director	72	2012	9.2
John Nesser	Director	72	2012	9.2
Bruce Thames	Director, President and Chief Executive Officer	58	2016	5.3

(1)    Age and years of service presented in number of years as of the date of the 2021 Annual Meeting.

Director Selection Process

The Company has not established specific minimum education, experience or skill requirements for potential Board or committee members. In general, the N&CG Committee and the Board will consider, among other qualifications and characteristics, a candidate's work and other experience, character, background, ability to exercise sound judgment, integrity, ability to make independent analytical inquiries, problem-solving skills, diversity, age, demonstrated leadership, work ethic, other skills (including financial literacy), understanding of the Company’s business environment, willingness and capacity to devote adequate time to Board duties, independence and potential conflicts of interest. Each individual is evaluated in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent stockholder interests through sound judgment. When current Board members are considered for nomination for re-election, the N&CG Committee also takes into consideration their prior Board contributions, performance, meeting attendance and participation in continuing education activities.

The N&CG Committee may (but is not required to) identify nominees based upon suggestions by directors, management, outside consultants, including third-party search firms, and stockholders. Before considering any nominee, the N&CG Committee makes a preliminary determination as to the need for additional members of the Board. If a need is identified, members of the N&CG Committee discuss and evaluate possible candidates to explore in more depth and/or retain a third-party to conduct a search for qualified individuals. Once one (or more) candidate(s) is identified for further consideration, members of the N&CG Committee, as well as other members of the Board and management, as appropriate, interview the nominee(s). After completing this evaluation, the N&CG Committee makes a final recommendation and refers the nominee(s) to the full Board for consideration. The Board then makes a final determination as to director nominations and/or appointments.

The N&CG Committee and the Board will consider candidates recommended by stockholders in the same manner as other candidates. Stockholders may nominate candidates to serve as directors in accordance with the advance notice, proxy access and other procedures contained in our Bylaws.

Diversity

We are committed to cultivating a highly capable and diverse Board to represent the interests of our stockholders. Although the Board does not have a formal diversity policy, it construes diversity to mean a variety of opinions, perspectives, expertise, personal and professional experiences and backgrounds, including gender, race, age, culture and ethnicity, as well as other differentiating characteristics. The Board believes that diversity and variety of points of view contribute to a more effective decision-making process. When recommending director nominees for election, the N&CG Committee and the Board focus on how the experience and skill set of each director nominee complements those of fellow director nominees to create a balanced Board with diverse viewpoints and deep expertise. Our Board currently includes one racially diverse member and one female member. In selecting potential candidates for director succession purposes, our Board is committed to ensuring that the pool for director candidates includes candidates with diversity of race, ethnicity and gender in order to build on this diversity. While the Board began a process for identifying gender diverse candidates for recruitment in Fiscal 2021, due to the COVID-19 pandemic and its impact on the Company's financial and operational results as well as our ability to conduct and conclude a viable search, the Board has elected to defer recruitment of new directors until such time as these results stabilize and we are able to undertake a fulsome recruiting process.

In addition, the Board and its committees engage in annual self-evaluations that include evaluations of diversity as well as the overall effectiveness of the Board and its committees.

Skills and Qualifications

The N&CG Committee actively maintains a director skills matrix to help monitor the current qualifications and characteristics of the Board as a whole, which it utilizes to aid in identifying what skills, qualifications or characteristics are desirable in assessing current director qualifications and in identifying desirable characteristics for new director candidates and planning for director succession. The N&CG Committee has identified the following specific experiences, qualifications and skills as critical in light of Thermon's strategic priorities, business objectives, operations and structure.

Strategic Skills

Global Experience. Thermon conducts business around the world. Growing sales outside of the United States, particularly in high growth regions, is a central part of Thermon’s long-term strategy. Our business success is derived from an understanding of diverse business environments, economic conditions, and cultures and a broad perspective on global business opportunities.

Industries, End-Markets & Growth Areas. Experience in the industries, end-markets and growth areas that Thermon serves is key to better understanding the needs of our customers and the issues facing our business.

Innovation and Technology. Innovation and technology are a core area for Thermon’s future growth and delivering on our core value proposition to our customers. Our ability to expand our leading physical technologies with software-enabled solutions is critical to securing new paths of growth for Thermon’s business.

Sales & Marketing. Developing new markets for our products and services is critical for driving growth. Our directors who have that expertise provide a much-desired perspective on how to better market and brand our products and services.

Manufacturing & Operations. Thermon’s ability to bring products to market requires management of a global manufacturing footprint, sourcing and supply chain. We believe that directors with experience managing a diverse manufacturing and operations footprint can provide a helpful perspective on how to more efficiently produce and distribute our products.

Key Attributes

Senior Leadership Experience. Thermon’s operations involve complex organizations and processes, strategic planning and risk management. Experience serving as a senior executive at a publicly traded company as well as hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management, and leadership development, provide a practical understanding of Thermon’s business.

Public Company Board Experience. Service on boards and committees of other public companies provides an understanding of corporate governance practices and trends as well as insights into board oversight and management.

Corporate Strategy & Business Development. Thermon’s ability to grow requires an understanding of how we allocate capital in various ways to run our operations, grow our businesses organically and inorganically, and return value to our stockholders.

Governance. As a public company, Thermon seeks to ensure appropriate governance structures and oversight to protect and serve its stockholders. We seek directors who understand effective oversight and transparency by the Board through corporate governance structures and processes.

Regulatory & Risk Management. Thermon’s operations require compliance with a variety of regulatory requirements and risks in numerous countries. In light of the Board’s role in risk oversight, we seek directors who can help to identify, manage and mitigate key risks, including cybersecurity, regulatory compliance, competition, financial, brand integrity, human capital, and intellectual property risks.

Financial Expertise. Thermon’s business requires complex financial management, capital allocation and financial reporting processes. We believe that an understanding of finance and financial reporting requirements is important for our directors to enable them to monitor and assess Thermon’s operating and strategic performance.

Board Skills Matrix

The table below highlights specific experience, qualifications, attributes, skills, and background information that the Board considered for each director nominee. A particular director may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated below.

Director Biographies

The biographies below describe the skills, qualifications, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate each director.

John Clarke has served as director since July 2019. Mr. Clarke currently serves as a partner of Turnbridge Capital, LLC, a private equity firm investing in companies focused primarily on energy services and equipment and infrastructure, a position that he has held since 2011. From 2004 through 2009, Mr. Clarke served as the chief executive officer and executive chairperson of NATCO Group, Inc. (“NATCO”), a publicly traded oilfield equipment manufacturer and related services provider. During a two decade period beginning in the mid-1970s, Mr. Clarke served as the Chief Financial Officer or otherwise as a senior executive in several large, publicly traded, energy-related companies, including Transco Energy Company, Cabot Oil & Gas Corp., and Dynegy Inc. Mr. Clarke also served as a Managing Director of Simmons & Company from 1996 to 1997. Previously, Mr. Clarke has served as a director of Glori Energy, Inc. from 2011 to 2015, Tesco Corporation from 2011 to 2013 and Penn Virginia Corporation from 2009 to 2016. Mr. Clarke earned a B.A. in Economics from The University of Texas and a M.B.A. from Southern Methodist University. Mr. Clarke brings to the Board a wealth of managerial experience in publicly traded companies, including as both a chief executive officer and chief financial officer.

Linda Dalgetty has served as a director since May 2018. Ms. Dalgetty is currently Vice President, Finance and Services at the University of Calgary, a position she has held since July 2014. In her role at the University of Calgary, she has direct responsibility for a large portfolio of university departments, including finance, human resources, information technology, risk, ancillary operations and internal audit. Prior to joining the University of Calgary in 2014, Ms. Dalgetty served as Senior Vice President and Chief Financial Officer of Saxon Energy Services, Inc. from 2013 to 2014, during which time she was responsible for all of the financial functions of a global organization, including reporting, planning, operational accounting and information technology. Prior to her role at Saxon, Ms. Dalgetty served from 1995 to 2013 in various roles of increasing responsibility at Nutrien Ltd. (NYSE:NTR) (formerly, Agrium Inc. ("Agrium")) and Agroservicios Pampeanos SA (a wholly-owned Argentinian subsidiary of Agrium), with her final role being Agrium's Chief Information Officer. Ms. Dalgetty began her early career working as an audit manager with Ernst & Young LLP from 1989 to 1995. Ms. Dalgetty holds a bachelor of commerce degree from the Haskayne School of Business at the University of Calgary. She is also a fellow of the chartered professional accountants and earned an associate diploma in agribusiness from the University of Guelph. Ms. Dalgetty brings broad-based North American and international financial expertise and business experience to the Board. In addition, Ms. Dalgetty has led crisis management efforts related to cybersecurity matters.

Roger Fix has served as director since July 2019. Mr. Fix served as the President and Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing and marketing company from 2003 until his retirement in 2014. He was Standex’s Chief Operating Officer from 2001 to 2002. Mr. Fix served on the Standex board of directors from 2001 to 2017 and was non-executive chairman of Standex from 2014 to 2016. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. He served as Chief Executive Officer of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President - North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. Mr. Fix has served as a director of Commercial Vehicle Group, Inc. since 2014 and of Flowserve Corporation ("Flowserve") since 2006 and previously served as the non-executive chairman of Flowserve from 2017 to 2021. Mr. Fix holds a M.S. in Mechanical Engineering from The University of Texas at Austin and a B.S. in Mechanical Engineering from the University of Nebraska. Mr. Fix brings a wealth of experience in industrial manufacturing and international business to the Board as well as significant experience as a chief executive officer of a publicly traded company.

Marcus George has served as a director since April 2010. In 2015, Mr. George co-founded and is currently a partner at Onward Capital LLC ("Onward Capital"), a private equity firm focused on investing in and growing lower middle market industrial businesses. Mr. George previously served as a partner at the private equity firm CHS Capital LLC ("CHS") until March 2015. CHS is one of our former private equity sponsors. Mr. George joined CHS in 1997 and was promoted to partner in 2007. Prior to joining CHS, Mr. George was employed by Heller Financial, Inc. in the corporate finance group. He was also an associate at KPMG from 1991 to 1993. Mr. George previously served as a director of GSE Holdings, Inc., a global provider of engineered geosynthetic containment solutions for environmental protection and confinement applications, from June 2011 to August 2014. Mr. George holds a B.B.A. from the University of Notre Dame and a M.B.A. from the University of Chicago. We believe that Mr. George's substantial experience in private equity investments focused on infrastructure and industrial products and financial and capital markets matters bring important and valuable skills to the Board.

Kevin McGinty has served as a director since June 2012. Mr. McGinty currently serves the private investment firm Ursula Capital Partners as a special limited partner, a position that he has held since 2017. He is also a retired senior advisor of Peppertree Capital Management, Inc. ("Peppertree"), a private equity fund management firm from which he retired in 2015. Prior to founding Peppertree in January 2000, he served as a managing director of Primus Venture Partners from 1990 to 1999. In both organizations, Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an executive vice president. Mr. McGinty has over 40 years of experience in the banking and private equity industries, including 20 years as an officer of a bank and 20 years serving in the role of managing director for a variety of private equity firms. Mr. McGinty previously served as a director of Marlin Business Services, Inc. (NASDAQ:MRLN) from February 1998 to 2014. He also has 25 years of experience serving as a director of privately held companies. Mr. McGinty has also held leadership positions with various cultural and community organizations. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his M.B.A. in finance from Cleveland State University. The Board views Mr. McGinty’s independence, his banking experience, his experience in private equity, capital markets and mergers and acquisitions, as well as his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for serving as a director.

John Nesser has served as a director since June 2012 and has been our independent chairman of the Board ("Chairman") since July 2019. Since July 2013, Mr. Nesser has served as the co-founder, manager, co-chief executive officer and director of All Coast, LLC ("All Coast"). Following its acquisition of Hercules Offshore Domestic Liftboat Fleet in July 2013, All Coast owns and operates the largest fleet of liftboats for the offshore oil and gas market in the Gulf of Mexico. Mr. Nesser retired as executive vice president and chief operating officer of McDermott International, Inc. (NYSE:MDR) ("McDermott") in 2011. He joined McDermott, a global engineering, procurement, construction and installation company, with a focus on the energy industry, as associate general counsel in 1998 and spent over ten years in various senior management roles, including as general counsel, chief administrative officer and chief legal officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser served as a director of Layne Christensen Company (NASDAQ:LAYN) from August 2013 until its acquisition by Granite in June 2018. Mr. Nesser is a member of the Texas and Louisiana Bar Associations (inactive) and is also a member of the Louisiana State University Law Center Board of Trustees. Mr. Nesser holds a B.S. in Business Administration, majoring in finance, and a J.D. from Louisiana State University. We believe that Mr. Nesser’s significant prior experience in the roles of chief operating officer and general counsel and his legal, corporate governance and operational backgrounds make a significant contribution to the Board’s current mix of skills and experience and qualify him to be a director.

Bruce Thames joined the Company in April 2015 as Executive Vice President and Chief Operating Officer. He was promoted to President and Chief Executive Officer and appointed as a member of the Board on April 1, 2016. Prior to joining Thermon, Mr. Thames was Senior Vice President and Chief Operating Officer of TD Williamson in Tulsa, Oklahoma, a position he held since 2012. TD Williamson manufactures and delivers a portfolio of solutions to the owners and operators of pressurized piping systems for onshore and offshore applications. He joined TD Williamson in 2005 as Vice President, North America and also served as Vice President and General Manager, Eastern Hemisphere from 2010 to 2012. Mr. Thames began his career with Cooper Industries (formerly Intool), where he spent twelve years in various roles within the product engineering, marketing and operations groups. Mr. Thames then joined GE Energy (formerly Dresser Flow Solutions) ("Dresser") and served primarily as the Director of North American Operations and Product Director for Ball Valves globally for Dresser's Valve Group during his tenure from 2002 to 2005. Mr. Thames holds a B.S. in Mechanical Engineering from The University of Texas at Austin. Mr. Thames brings extensive leadership skills, international acumen, product innovation, operational experience in lean six/sigma and industry knowledge to the Board.

DIRECTOR COMPENSATION

The Board determines the form and amount of non-executive director compensation after its review of recommendations made by the N&CG Committee. For Fiscal 2021, the Board reduced each of the cash retainers paid to the members of the Board by 10% in light of the market conditions driven by the COVID-19 pandemic and extreme volatility in commodity prices.

The Company's current non-executive director compensation program for Fiscal 2021 is set forth in the table below. This program remained the same as compared to Fiscal 2020 except for the 10% reduction in cash retainers described above. In addition to these retainers, we reimburse our non-executive directors for actual reasonable out-of-pocket expenses upon presentation of documentation in accordance with the Company's typical expense reimbursement procedures.

	4/1/2020
Type of Annual Retainer[1]	Cash Amount	Equity Amount[2]
Board Member	$63,000	$95,000
Audit Committee Chair	$18,000	$—
Finance Committee Chair	$18,000	$—
HCMC Committee Chair	$18,000	$—
N&CG Committee Chair	$18,000	$—
Independent Chairperson	$47,250	$—

(1)    All annual retainers are paid in quarterly installments in advance and no additional meeting attendance fees were paid.
(2)    The annual equity retainer is granted in four equal installments on each of following dates: April 1, July 1, October 1 and January 1 (or, if any such date is not a trading day, the next trading day), with each equity award being 100% vested on the applicable grant date.

The following table provides information regarding the compensation paid to non-executive directors during Fiscal 2021. The compensation paid to Mr. Thames is presented below under the section entitled "Executive Compensation." Mr. Thames did not receive any additional compensation for his service as a member of the Board during Fiscal 2021.

FISCAL 2021 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid In Cash	Stock Awards[1]	Total
John Clarke	$76,500	$94,966	$171,466
Linda Dalgetty	$81,000	$94,966	$175,966
Roger Fix	$63,000	$94,966	$157,966
Marcus George	$81,000	$94,966	$175,966
Kevin McGinty	$81,000	$94,966	$175,966
John Nesser[2]	$110,250	$94,966	$205,216
Michael Press[3]	$28,125	$94,966	$123,091
Charles Sorrentino[4]	$31,500	$47,482	$78,982

(1)On each of April 1, 2020, July 1, 2020, October 1, 2020 and January 1, 2021, the Company granted a stock award to each of the then-serving non-executive directors equal to 1,690, 1,674, 2,079 and 1,519 shares of the Company’s common stock, respectively. For each award, the number of shares was determined by dividing $23,750 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). Each stock award was 100% vested on the grant date. The per-share closing price on each of April 1, 2020, July 1, 2020, October 1, 2020 and January 4, 2021 was $14.05, $14.18, $11.42 and $15.63, respectively.
(2)The fees received by Mr. Nesser include an additional annual retainer of $47,250 paid quarterly in advance for his service as Chairman.
(3)Mr. Press retired from the Board on January 20, 2021.
(4)Mr. Sorrentino did not stand for re-election at the 2020 Annual Meeting in compliance with the mandatory retirement provisions of the Company's corporate governance guidelines, and accordingly ceased to serve as a member of the Board effective as of July 22, 2020.

Stock Ownership Guidelines (Non-Executive Directors)

Our Board has adopted stock ownership guidelines for its non-executive directors and delegated oversight to the N&CG Committee. The stock ownership guideline for non-executive directors is equal to four (4) times the annual cash retainer for serving as a non-executive director (for Fiscal 2021, $252,000). Each non-executive director is required to meet the guideline within five (5) years of the later of: (i) January 23, 2020, the date of adoption of the revised stock ownership guidelines, or (ii)

his or her election or appointment to the Board. As of the Record Date, all of the Company's non-executive directors met the requisite stock ownership guideline or are within the initial five-year period.

In measuring stock ownership, the N&CG Committee will consider all beneficially owned shares of the Company's common stock, time-based restricted share units; time-based restricted shares; shares held in a pension or other deferred compensation plan; and shares owned indirectly. Any performance awards or unexercised share appreciation rights or options are not considered in calculating each individual's stock ownership for purposes of the stock ownership guidelines. For information on the stock ownership guidelines for the Company's named executive officers, see the section entitled "Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines (Named Executive Officers)."

Each non-executive director must meet or exceed his or her requisite stock ownership threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes or the exercise price of stock options). This 100% retention requirement applies during any time period in which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If on December 31 of a calendar year, an individual is in compliance with this retention requirement based upon the closing price of the Company’s shares on the NYSE as of such date, the retention requirement will subsequently be translated into a fixed share amount whereby such number of shares times the closing price on such date equates to the applicable ownership requirement. As long as such individual continues to hold such fixed share amount, he/she will be deemed in compliance with the stock ownership guidelines (i.e., once met, always met).

If a non-executive director does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the Board has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity.

Nonqualified Deferred Compensation Plan

The Company has adopted a non-qualified deferred compensation plan (the "NQDCP") under which non-executive directors may elect to defer director fees and other cash or equity-based compensation. Subject to applicable tax laws, participants may elect when to receive payment of their account balances under the NQDCP. If elected by the participant or as otherwise required by the NQDCP, payment may accelerate in connection with certain events, including death, disability, termination of service and/or a change in control. Compensation deferred under the NQDCP is subject to income tax when distributed from the NQDCP and may accumulate tax-deferred earnings.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of seven (7) directors with each director serving for a one-year term expiring at the 2021 Annual Meeting. The number of directors is currently fixed at seven (7) directors by resolution of the Board.

Upon the recommendation of the N&CG Committee, the Board has nominated each of Ms. Dalgetty and Messrs. Clarke, Fix, George, McGinty, Nesser and Thames for re-election at the 2021 Annual Meeting. Each director elected at the 2021 Annual Meeting will serve a one-year term expiring at the 2022 Annual Meeting. Each director will hold office until his or her successor has been elected and qualified or until the director's earlier resignation or removal.

Each of the nominees has indicated his or her willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The Board unanimously recommends that stockholders vote "FOR" the re-election of each of Ms. Dalgetty and Messrs. Clarke, Fix, George, McGinty, Nesser and Thames.

AUDIT AND NON-AUDIT FEES

The following sets forth fees billed for the audit and other services provided by KPMG for Fiscal 2021 and Fiscal 2020.

	Year Ended March 31, 2021	Year Ended March 31, 2020
Audit Fees[1]	$1,405,000	$1,480,000
Audit-Related Fees[2]	$—	$—
Tax Fees[3]	$—	$45,000
All Other Fees[4]	$—	$—
Total	$1,405,000	$1,525,000

(1)Consists of fees and expenses for the integrated audit of annual financial statements, reviews of the related quarterly financial statements, and reviewing documents filed with the SEC.
(2)Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of financial statements that are not "Audit Fees."
(3)Consists of fees and expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding international, federal and state tax compliance, due diligence and tax planning and structuring services.
(4)Consists of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees."

Pre-Approval Policies and Procedures

All services rendered by KPMG were permissible under applicable laws and regulations and were pre-approved by our Audit Committee. As described above under "Committees of the Board—Audit Committee", the Audit Committee is responsible for the selection, appointment, engagement, oversight, retention, evaluation and termination of our external auditors. In addition, the Audit Committee is responsible for the pre-approval of all audit and non-audit services, including tax services, to be provided, consistent with all applicable laws, to us by our external auditors; and the establishment of the fees and other compensation to be paid to our external auditors. The Audit Committee has reviewed the external auditors’ fees for audit and non-audit services for Fiscal 2021. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors’ independence and has concluded that they are compatible at this time.

The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its pre-approval for the provision of all audit and review services to be performed by the independent registered public accounting firm for Fiscal 2022. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

Furthermore, the Audit Committee will review the external auditors’ proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, will regularly review with the external auditors any problems or difficulties the auditors encountered in the course of their audit work and will, at least annually, use its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

AUDIT COMMITTEE REPORT

The Audit Committee's primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company's financial statements.

In performing its oversight responsibility, the Audit Committee has:

•reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•discussed with KPMG, the Company’s independent registered public accounting firm for Fiscal 2021, the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussed with KPMG its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2021 Annual Report.

Submitted by the Audit Committee of the Board of Directors
Linda Dalgetty (Chair)
John Clarke
Marcus George[1]

(1)    Mr. George served as a Member of the Audit Committee until May 21, 2020 and rejoined the Audit Committee on January 21, 2021.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP ("KPMG") has been our independent registered public accounting firm since June 14, 2013. The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2022. Our Board recommends the ratification of the Audit Committee's appointment of KPMG. If our stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We expect that one or more representatives of KPMG will attend the 2021 Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representative(s) will also be available to respond to appropriate questions from stockholders.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of KPMG as our independent registered public accounting firm for Fiscal 2022.

HCMC COMMITTEE REPORT

The HCMC Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and discussion, the HCMC Committee recommended to the Board that the HCMC Discussion and Analysis be included in this Proxy Statement prepared in connection with the 2021 Annual Meeting and the Company’s 2021 Annual Report.

Submitted by the Human Capital Management & Compensation Committee of the Board of Directors
Kevin McGinty (Chair)
John Clarke
Roger Fix
Marcus George[1]

(1)    Mr. George was appointed to the HCMC Committee on May 21, 2020.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Company is committed to best practices in corporate governance. As part of this commitment, the HCMC Committee has designed the Company's executive compensation program to align pay and performance.

This compensation discussion and analysis (this "CD&A") set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer ("CEO"), our Chief Financial Officer ("CFO"), our three other most highly compensated executive officers as prescribed by the rules of the SEC, and our former CFO (collectively, the "Named Executive Officers"). This CD&A also describes the actions and decisions of the HCMC Committee as it relates to Fiscal 2021 compensation decisions. The CD&A should be read together with the compensation tables and related disclosures that follow this section.

For Fiscal 2021, our Named Executive Officers are as follows:

Name	Title
Bruce Thames	President and Chief Executive Officer
Kevin Fox[1]	Senior Vice President & Chief Financial Officer
David Buntin	Senior Vice President, Thermon Heat Tracing
Mark Roberts	Senior Vice President, Thermon Heating Systems & Engineering
Johannes (René) van der Salm	Senior Vice President, Global Operations
Jay Peterson[2]	Former Chief Financial Officer

(1)    Mr. Fox served as Vice President, Corporate Development until February 12, 2021 at which point Mr. Fox assumed the role of Senior Vice President and CFO.
(2)    Mr. Peterson ceased to serve as CFO on February 12, 2021 and continued to serve in a consulting capacity in order to facilitate the transition of his responsibilities until June 11, 2021.

Executive Summary

Fiscal 2021 Performance Summary

The unprecedented impact of COVID-19 on the global economy, as well as the dislocation in oil and gas markets starting in March of 2020, severely impacted the Company's performance for Fiscal 2021.

A brief summary of the Company's Fiscal 2021 performance is as follows:

•Reduced long term debt by $27.5 million in Fiscal 2021.

•Launched long term growth initiatives to diversify end markets, expand in developing economies and enhance technology enabled maintenance.

•During Fiscal 2021, the Company generated revenue of $276.2 million compared to $383.5 million in Fiscal 2020, a decrease of 28 percent.

•Gross margin of 42.5% in Fiscal 2021 as compared to 42.1% in Fiscal 2020.

•Fully diluted GAAP earnings per share of $0.03 and Non-GAAP earnings per share of $0.34 in Fiscal 2021. Please refer to Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations in our 2021 Annual Report for a reconciliation of Non-GAAP earnings per share to the most directly comparable GAAP measure.

In response to the combined impact of the COVID-19 pandemic and volatility in commodity markets, the Company refocused its operating priorities on ensuring the safety and security of its employees, customers and suppliers, maintaining a sustainable capital structure and positioning the Company to take advantage of an eventual market recovery. To accomplish these priorities, the Company took the following actions:

•Took significant steps to optimize our cost structure, including the rationalization of facilities and disposition of underperforming assets, resulting in annual cost savings of $22 million in Fiscal 2021.
•Formed a crisis response team composed of key leaders throughout the Company to coordinate the Company's worldwide response during the pandemic.
•Developed work environment modifications and processes to protect our essential plant and field construction workers.
•Limited discretionary spending across the organization.
•Effective April 1, 2020, reduced the base salaries of our CEO and our then-serving CFO by 10% and each of the other senior vice presidents of the Company by 5% for Fiscal 2021.
•Reduced the budget for capital expenditures in Fiscal 2021 by approximately $2.8 million as compared to Fiscal 2020.
•Utilized job retention subsidies in certain jurisdictions where such opportunities were available.
Fiscal 2021 Key Compensation Actions

The HCMC Committee is committed to a philosophy of linking pay with the Company's performance as well as relevant market and comparative data. The HCMC Committee made the following key decisions with respect to Fiscal 2021 compensation:

•Cost Reduction Actions: Adopted management's proposal to voluntarily reduce executive base salaries in light of the decline in incoming orders and the cost savings measures necessary to respond to the reduction in orders. Please refer to "Elements of Our Compensation Program — Base Salary" in the CD&A for more information regarding these reductions.

•Designed Awards to Continue to Drive Performance During Uncertain Times: Designed a new form of performance award agreement to address the limited line-of-sight to future performance caused by the impact of the COVID-19 pandemic on our industry. Please refer to "Elements of Our Compensation Program — Adjusted EBITDA Performance Stock Units" in the CD&A for more information regarding this new form of award.

•Targeted Actions to Ensure Retention: Took targeted actions using long-term cliff vesting equity awards to ensure the retention of the Company's senior management and key talent during the significant market disturbance caused by the pandemic. Please refer to "Elements of Our Compensation Program — Targeted Retention Awards" in the CD&A for more information regarding these actions.

•Recognition of COVID-19 Response: In recognition of management's exceptional response to the COVID-19 pandemic to ensure the health and safety of the Company's employees, customers and suppliers while maintaining a sustainable capital structure, the HCMC Committee approved a one-time discretionary bonus for senior management as well as the Company's non-management employees in addition to the amounts payable under the Company's short-term incentive plan. The HCMC Committee approved this bonus to preserve the integrity of the Company's short-term incentive program, particularly elements tied to financial results, while recognizing the significant contributions of our employees during the pandemic. This modest bonus will result in an additional 17.24% of target payout to the Named Executive Officers; including earned amounts paid under the Company's short-term incentive plan (20% of target), our Named Executive Officers will receive an amount (37.24% of target), which is less than what they would have received if they had achieved a threshold level of performance (50% of target) under the plan with respect to each of the performance metrics. In addition, the HCMC Committee approved the award of a payout at 100% of target to our direct labor manufacturing plant level participants (inclusive of payments made under the Company's short-term incentive plan and one-time payments) to recognize the extraordinary efforts and achievements of these individuals who helped to ensure that our manufacturing locations remained operational throughout the pandemic. Please refer to "Elements of Our Compensation Program — Short Term Incentives" in the CD&A for more information regarding these adjustments.

Key Compensation Program Highlights

The HCMC Committee believes that our executive compensation program is well-balanced and does not encourage unreasonable risk-taking, as summarized by the key features below:

What We Do		What We Do Not Do
✓	Pay-for-performance	-	No "single-trigger" cash severance benefits
✓	Heavy emphasis on variable compensation	-	No repricing or backdating of stock options without stockholder approval
✓	Majority of annual long-term incentive awards are performance-based	-	No cash buyout of underwater stock options without stockholder approvals
✓	Rigorous stock ownership guidelines	-	No hedging of Company stock
✓	Clawback provisions	-	No pledging of Company stock
✓	Independent compensation consultant	-	No multi-year guarantees for salary increases
✓	Ongoing stockholder outreach	-	No tax gross-ups on termination benefits
		-	No Employment Contracts

Consideration of Say-on-Pay Vote Results and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation paid to its Named Executive Officers (a "Say-on-Pay" vote). At our 2020 Annual Meeting, approximately 99.3% of the total shares represented and entitled to a Say-on-Pay vote were cast in favor of the proposal. Accordingly, the HCMC Committee believes these results affirmed broad stockholder support of our approach to executive compensation and did not believe it was necessary to make any changes to the executive compensation program for Fiscal 2021 specifically in response to the 2020 Say-on-Pay vote.

The Company actively engages in discussions with stockholders on an ongoing basis and values the feedback provided by its stockholders on a variety of corporate governance trends, including executive compensation. The HCMC Committee intends to continue to consider the results of future say-on-pay votes as well as stockholder feedback when making future compensation decisions for our Named Executive Officers.

Fiscal 2022 Key Compensation Actions

We believe that Thermon's ultimate success will be significantly enhanced by our adherence to the values and culture that defines and differentiates organizations. Central to those values is the identification and acknowledgement of the importance of diversity and inclusion. We identified areas of diversity and inclusion where there are opportunities for improvement benefiting our employees, community and company. In recognition of this goal, the Company has approved a new performance metric under the Company's short-term incentive plan for the Fiscal 2022 (the "FY22 STIP") that will focus our most senior managers on driving cultural change based upon building, adhering to, and advancing our diversity goals throughout the organization. This new performance metric will represent 5% of the FY22 STIP target opportunity for each participant and will focus on improvement across three key human capital metrics in our employee population in the United States: (i) diversity in candidate recruiting; (ii) new hire voluntary turnover for diverse talent and (iii) overall diversity.

Our Compensation Philosophy

We believe our business benefits from a capable and experienced management team that is responsible for maintaining and building on our leadership position in the industrial process heating industry. We have sought to establish a competitive executive compensation program that enables us to attract, retain, incentivize and reward skillful, experienced and dedicated executives who can contribute both to our short- and long-term success. Our executive compensation program is designed to reward strong financial performance and a significant portion is tied to the achievement of measurable operational, strategic and market and tactical objectives, which we believe motivates management to maximize performance and build long-term stockholder value.

Some of the key principles of our executive compensation program include:

•management’s interests should be closely aligned with the interests of our stockholders;
•compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;
•differences in compensation should reflect differing levels of responsibilities and performance; and
•performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

Compensation Peer Group

Recruiting, hiring, retaining and motivating executives and employees with specialized industry experience necessary to manage and operate a global industrial process heating business is key to our success. In making compensation decisions for our Named Executive Officers, each element of their total direct compensation is compared against published compensation data and data provided by Mercer, LLC ("Mercer"), the HCMC Committee's independent compensation consultant. Compensation data from similarly situated companies with whom the Company competes for talent plays an important role in the process used by the HCMC Committee to determine the design, components and award levels in our executive compensation program. Establishing a peer group to evaluate compensation decisions is difficult because we operate in a specialized industry in which there are few, if any, direct peers. In determining the peer group, the HCMC Committee, with the assistance of its independent compensation consultant, selected publicly traded companies in the same or similar industries that, in its view, compete with the Company for talent and have revenue, assets, market capitalization and enterprise value that are generally comparable to the Company (the "Compensation Peer Group").

Each year, the HCMC Committee, with the assistance of Mercer, reviews the appropriateness of the Company's Compensation Peer Group using the following process:

•reviews the current Compensation Peer Group to determine if the number of companies is appropriate and provides statistical validity;
•revisits qualifications of all current peers, including revenues, market capitalization, operations, industry and proxy advisory considerations;
•assesses current and potential competitors for executive level talent;
•evaluates similar companies that are not currently in the Compensation Peer Group; and
•proposes changes, if any, to the current Compensation Peer Group.

In determining the Compensation Peer Group for Fiscal 2021, with the assistance of Mercer, the HCMC Committee looked at the following metrics in selecting members of the Compensation Peer Group:

Peer Size/Location	Peer Financial Performance	Company Operational Profile
Employees	Market Capitalization	Electrical Components and Equipment
Geographic Footprint	Annual Revenue	Operational Model

In addition, the HCMC Committee also took into consideration other potential peers identified by institutional shareholder advisory services, the expansion of the Company's product lines into industrial process heating, projected growth in the Company's size at the time, as well as peers identified by management as competitors for business or talent. Following this review, the HCMC Committee did not make any changes to the Compensation Peer Group for Fiscal 2021.

Fiscal 2021 Compensation Peer Group
AAON, Inc.	Badger Meter, Inc.	Enphase Energy, Inc.	Photronics, Inc.
Advanced Energy Industries	Cabot Microelectronics Corporation	FARO Technologies, Inc.	Powell Industries Inc.
Allied Motion Technologies Inc.	CECO Environmental Corp.	Flotek Industries, Inc.	Performed Line Products Company
Ampco-Pittsburgh Corporation	Cohu, Inc.	The Gorman-Rupp Company	Veeco Instruments Inc.
Analogic Corporation	CTS Corporation	Lydall, Inc.
Axcelis Technologies, Inc.	ESCO Technologies Inc.	Nanometrics Incorporated

We use the Compensation Peer Group:

•As an input, along with compensation survey data, in developing base salary ranges, annual incentive targets and long-term incentive award ranges;
•To evaluate the form and mix of long-term incentive awards granted to our Named Executive Officers;
•To assess the competitiveness of total direct compensation awarded to our Named Executive Officers;
•To evaluate the share ownership guidelines and other compensation practices; and
•As an input in designing compensation and benefit plans.

In making compensation decisions and using the Compensation Peer Group, the HCMC Committee has deliberately not set a percentile target for compensation but rather subjectively considers the competitive conditions and the circumstances of each Named Executive Officer's situation, including experiences, scope of responsibilities, tenure in current position, retention needs and individual performance.

Elements of Our Compensation Program

We have three primary elements of total direct compensation for our Named Executive Officers: (i) market competitive base salary; (ii) short-term cash bonus incentives; and (iii) long-term equity incentives. Approximately, 75% of our CEO's and 57%, on average, of our other Named Executive Officers' target total direct compensation is performance-based - tied to the Company's financial, operations, and/or stock price performance - and not guaranteed. We also provide various benefit programs and limited business-related perquisites.

The balance among the three elements of total direct compensation is established annually by the HCMC Committee and is designed to recognize past performance, retain and incentivize key employees and encourage future performance. When conducting its annual deliberations, the HCMC Committee, with the help of Mercer, reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with comparisons to the reference group. The HCMC Committee also considers pay and employment conditions of other employees within the Company as well as the external market in determining executive compensation. The HCMC Committee believes that the design of our executive compensation program is appropriate, competitive and balances the interests of both management and the Company's stockholders.

What We Pay		Why We Pay
Base Salary (Cash)	-	To attract and retain talent
	-	To provide a fixed base of compensation
Short-Term Incentives (Cash)	-	To drive achievement of key business results on an annual basis
	-	To recognize individuals based upon their contributions
	-	Performance based and not guaranteed
Long-Term Incentives (Equity)	-	To directly tie interests of executives to the interests of our stockholders
	-	To retain and motivate key talent
	-	Performance awards are performance-based and not guaranteed and time-based awards are at-risk as their value fluctuates with stock price performance
	-	To drive achievement of key business results relative to our long-term business plan
Benefits	-	To provide a safety net to protect against the financial catastrophes that can result from illness, disability or death
	-	Named Executive Officers generally participate in the same benefit plans as the broader employee population in the United States
	-	Includes medical, dental, life, retirement and disability plans
Perquisites	-	Limited perquisites

Pay Mix

Variable compensation, which includes short-term and long-term incentives, represents approximately 75% of target total direct compensation for our CEO, and approximately 57%, on average, for our other current Named Executive Officers.

In deriving these figures, we consider our Named Executive Officers' target total direct compensation to include base salary at the start of Fiscal 2021, target short-term incentive payment (based on unreduced base salary), and target long-term incentives. The Average of Other NEOs chart above includes Mr. Fox’s annualized base salary and annualized target bonus effective upon his promotion to Senior Vice President & CFO, and excludes compensation for Mr. Peterson. Excluded from these graphics are the Fiscal 2021 promotion and retention awards, each of which is described further below under "Targeted Retention Awards."

Base Salary

Competitive base compensation supports the Company's ability to attract and retain key executive talent. Base salaries are intended to provide a competitive foundation and a fixed rate of pay for the work being performed by each executive officer sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers reflect each executive’s scope of responsibility and accountability, as well as the complexity of the applicable position.

In light of market conditions, including the COVID-19 pandemic and the volatility in commodity prices, the HCMC Committee adopted the proposal for a voluntary reduction in base salary by each of Messrs. Thames and Peterson and each of the other senior vice presidents of the Company effective April 1, 2020. As part of the proposal, Messrs. Thames and Peterson each requested a 10% reduction in base salary and each of the Company's senior vice presidents requested a reduction of 5% in base salary. Due to the ongoing impact of the COVID-19 pandemic, the Company kept these reductions in base salary in place for all of Fiscal 2021.

Separately, Mr. Fox's base salary increased from $200,000 to $275,000 per year, effective February 12, 2021 in connection with his promotion to Senior Vice President and CFO. The adjustment to Mr. Fox's base salary was determined after considering market data and the Company's historical compensation practices.

The following table sets forth the base salaries in Fiscal 2021 as compared to the base salaries in Fiscal 2020:

Named Executive Officer	March 31, 2020 Base Salary	March 31, 2021 Base Salary	Percent Change
Bruce Thames	$650,000	$585,000	(10.0)%
Kevin Fox[1]	$200,000	$275,000	37.5%
David Buntin	$290,000	$275,500	(5.0)%
Mark Roberts	$300,000	$285,000	(5.0)%
Johannes (René) van der Salm	$300,000	$285,000	(5.0)%
Jay Peterson[2]	$333,900	N/A	N/A

(1)    Mr. Fox received an increase in base salary in connection with his promotion to Senior Vice President and CFO.
(2)    Mr. Peterson's annual base salary at the time of his departure was $300,510, reflecting his 10% reduction in base salary as compared to Fiscal 2020.

Short-Term Incentives

Historically, we have provided our Named Executive Officers and certain other employees worldwide with the opportunity to earn annual cash incentives based on overall Company performance. We believe that short-term incentives help create a "pay for performance" culture through an opportunity to earn competitive compensation that is linked to our annual performance, as well as hold our executives and employees accountable and reward them based on actual business results.

This performance-based component of compensation was funded based upon the Company's annual performance relative to: (i) revenue, (ii) Adjusted EBITDA (as defined below) and (iii) safety performance for Fiscal 2021 pursuant to the Company's 2021 Short-Term Incentive Plan (the "FY21 STIP").

Performance Metric	Purpose
Revenue	To focus management on the top-line growth of the business.
Adjusted EBITDA	To focus management on driving the Company's near-term operational profitability, as well as profitable growth.
Safety	To focus management on achieving our annual business objectives while maintaining high quality operating and workplace standards

In setting the FY21 STIP opportunities for each of the Named Executive Officers, the HCMC Committee elected to keep the same opportunities as Fiscal 2020 with the exception of Mr. Fox, who received an increased FY21 STIP opportunity in connection with his promotion to Senior Vice President and CFO, prorated for his time served in his new role. The adjustment to Mr. Fox's FY21 STIP opportunity was determined after considering market data and the Company's historical compensation practices.

Named Executive Officer	Target Opportunity (% of Base Salary)		Fiscal 2021 STIP Payout at Target[1]
	FY20 STIP	FY21 STIP
Bruce Thames	100%	100%	$585,000
Kevin Fox	37.5%	50%	$83,219
David Buntin	50%	50%	$137,750
Mark Roberts	50%	50%	$142,500
Johannes (René) van der Salm	65%	65%	$185,250
Jay Peterson[2]	65%	65%	$195,332

(1)    The base salaries utilized for purposes of the FY21 STIP were the base salaries in effect on April 1, 2020, with the exception of Mr. Fox, whose FY21 STIP was calculated based upon his April 1, 2020 base salary and target opportunity for the period from April 1, 2020 to February 12, 2021, and based upon his new base salary and target opportunity for the remainder of Fiscal 2021.
(2)    As a result of his departure, Mr. Peterson did not receive a payout under the FY21 STIP.

The following table and footnotes provide additional detail on the FY21 STIP, including the pre-determined threshold, target, and maximum performance goals and the Company's actual performance in Fiscal 2021. If the Company's performance does not meet or exceed the predetermined threshold performance level, there would be a zero payout with respect to the applicable performance metric.

	Fiscal 2021 Performance Goals			Fiscal 2021 Actual Performance[1]	Resulting % of Target Achieved		Weighting		Weighted % of Target Earned
Performance Metric	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)			x		=
Revenue[2]	$291.3	$323.6	$356.0	$276.2	—%		30.0%		—%
Adjusted EBITDA[3]	$51.6	$57.4	$63.1	$36.2	—%		60.0%		—%
Safety[4]	75.0	87.5	95.0	95.0	200.0%		10.0%		20.0%
Total									20.0%

(1)The actual performance for revenue and Adjusted EBITDA for Fiscal 2021 was measured on a constant currency basis.
(2)Performance goals in millions. For purposes of the FY21 STIP, "revenue" is defined as the Company's GAAP revenue, measured on a constant currency basis.
(3)Performance goals in millions. For purposes of the FY21 STIP, "Adjusted EBITDA" is defined as the Company's GAAP net income plus: (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; and (v) restructuring and other significant one-time charges, each measured on a constant currency basis.
(4)For purposes of the FY21 STIP, "safety" represents the attainment of specified safety metrics. The Company maintains a database to effectively track workplace incidents, near-misses and potential hazards. The safety metric has been structured such that the Company earns points towards a composite score in four different categories: (i) total recordable incident rate ("TRIR"), weighted 20%; (ii) lost time incident rate ("LTIR"), weighted 20%; (iii) near-miss / hazard identification reports, weighted 40%; and (iv) effective case management (consisting of timeliness of incident report by employee, timeliness of entry of applicable detail into the database, completion of root cause incident report and the existence of prior similar incidents), weighted 20%.

    The composite score goals were set at the same level as Fiscal 2020 because the Company believes its safety performance is best in class and wants to incentivize its employees to continue to maintain an excellent safety record. The TRIR and LTIR metrics are designed to measure the frequency and severity of incidents and to reward the achievement of excellent safety results. The TRIR and LTIR targets were set at levels that required the Company and its employees to achieve safety results that are significantly superior to industry averages for both construction and manufacturing companies. The near-miss and hazard identification metric creates a proactive focus on prevention by encouraging all employees to report near-misses and potentially unsafe working conditions. The case management metric measures the Company's ability to react to incidents when they occur and is designed to ensure that employees timely report the occurrence of workplace incidents and that appropriate steps are taken to prevent the recurrence of a similar event in the future.

Each year, the threshold, target and maximum levels for each performance metric are rigorously evaluated by the HCMC Committee, by considering any changes to the Company's business or operations, the targets in prior years, actual performance levels, management's budget estimates and expected market and operating conditions. The HCMC Committee set robust targets for both revenue and Adjusted EBITDA that it believed would require a significant amount of effort by our Named Executive Officers to achieve in Fiscal 2021. Both the revenue and Adjusted EBITDA goals were set at the beginning of the COVID-19 pandemic and reflected the uncertainty caused by the extreme downturn experienced by the global economy at the outset of the pandemic.

The HCMC Committee worked with Mercer and the Company's management to review the FY21 STIP results in light of the unprecedented impact of the COVID-19 pandemic on the Company and the global economy. Through this review, the HCMC Committee sought to recognize the Company's response to the challenges created by the pandemic while acknowledging that the Company did not achieve the revenue and Adjusted EBITDA targets established by the HCMC Committee at the beginning of Fiscal 2021. In particular, the HCMC Committee noted the actions of the Company's management in Fiscal 2021 in response to the global pandemic, as detailed in the executive summary to the CD&A.

Under the terms of the FY21 STIP established at the beginning of Fiscal 2021, the FY21 STIP paid out at 20% of target for each of the Named Executive Officers. Upon reviewing these results, the HCMC Committee and our CEO determined that the FY21 STIP results did not appropriately recognize our employees' efforts and achievements in light of the unprecedented challenges faced during Fiscal 2021, especially with respect to those manufacturing level employees who continued work at our manufacturing locations throughout the pandemic. In recognition of the Company's execution in response to the COVID-19 pandemic, the HCMC Committee, in consultation with Mercer, approved discretionary bonuses to recognize the efforts of our employees during an extremely challenging year ("FY21 Discretionary Bonus"). The FY21 Discretionary Bonus was awarded based upon a percentage of each individual's target opportunity under the FY21 STIP. In addition to payments under the FY21 STIP, the FY21 Discretionary Bonus resulted in an additional award of 17.24% of target for the continuing Named Executive Officers in relation to their target opportunities under the FY21 STIP. In addition, the HCMC Committee authorized payments, including amounts payable under the FY21 STIP, which resulted in 100% of target for all on-site manufacturing level employees in recognition of the service from our essential workers at our manufacturing locations, who kept our manufacturing locations operational throughout the pandemic.

In approving the FY21 Discretionary Bonus, the HCMC Committee was guided by the following objectives: (i) maintaining the integrity of the FY21 STIP structure, in particular those metrics tied to financial results; (ii) not adjusting the financial results for the pandemic; (iii) differentiate the amounts paid to individuals to permit the Company to recognize significant contributions and sacrifices that enabled the Company to continue operations during this extremely difficult year; (iv) ensure that payouts were meaningful to reward performance, but prevent a payout in excess of target unless supported by achievement of the Company's financial goals; and (v) clarity in communications that the amounts awarded in recognition of performance in Fiscal 2021 were intended to be one-time exceptions to the Company's short-term incentive plan.

Based on the Company's Fiscal 2021 performance, each of our continuing Named Executive Officers earned 20% of his respective target FY21 STIP opportunity based upon performance against the pre-established performance goals and a FY21 Discretionary Bonus of 17.24% of his respective target FY21 STIP opportunity. Even with the Discretionary Bonus, the aggregate amounts (37.24% of target) resulted in below-threshold payouts (threshold payouts would have totaled 50% of target) for each of the continuing Named Executive Officers, as detailed in the table below. Due to his departure, Mr. Peterson did not receive a payout under the FY21 STIP.

Named Executive Officer	Target FY21 STIP Opportunity[1]	FY21 STIP Payout (20% of Target)	FY21 Discretionary Bonus Payout (17.24% of Target)	Aggregate Payout (37.24% of Target)
Bruce Thames	$585,000	$117,000	$100,854	$217,854
Kevin Fox	$83,219	$16,644	$14,347	$30,991
David Buntin	$137,750	$27,550	$23,748	$51,298
Mark Roberts	$142,500	$28,500	$24,567	$53,067
Johannes (René) van der Salm	$185,250	$37,050	$31,937	$68,987

Long-Term Incentive Design

Our long-term incentive program is designed to:

•align the long-term financial interests of our employees with those of our stockholders;
•motivate our Named Executive Officers to achieve predetermined financial and operational goals;
•provide our Named Executive Officers and key employees, non-executive directors and consultants with added incentives to remain employed by or perform services for us; and
•build an ownership mentality among our Named Executive Officers and key employees.

Annual Equity Award Design

In Fiscal 2021, annual equity awards under our long-term incentive program consisted of the following types of awards:

Award Type	Target Weighting	Purpose
Time-vested restricted stock units ("RSUs")	35%	To facilitate retention, align executives' interests with the interests of our stockholders and allow our executives to become stakeholders in the Company.
Performance-vested stock units ("PSUs")	65%	To further align our executives' interests with the long-term performance of the Company and the interests of our stockholders.
For Fiscal 2021, the HCMC Committee utilized two separate performance metrics for the PSU awards, with the overall target weighting of 65% for the PSUs allocated as shown in the following table:

Performance Metric	Award	Target Weighting	Purpose
Adjusted EBITDA	"FY21 EBITDA PSUs"	35%	To focus management on driving the Company's operational profitability and cash flow over three one-year performance periods.
Relative Total Shareholder Return	"FY21 RTSR PSUs"	30%	To focus management on driving stockholder returns over a three-year performance period.

In determining equity awards under our long-term incentive program, the HCMC Committee evaluates the aggregate amount of the award (based upon the grant date fair value of the underlying award) in relation to the Named Executive Officer's base salary and target compensation under the FY21 STIP. In addition, the HCMC Committee also takes into consideration the individual's progress in complying with the Company's stock ownership guidelines.

			Composition of Annual Target LTIP Award
Named Executive Officer	Target LTIP Award Fiscal 2021	% Increase (Decrease) from Fiscal 2020	RSUs	FY21 EBITDA PSUs Target	FY21 RTSR PSUs Target
Bruce Thames	$1,300,000	—%	35%	35%	30%
Kevin Fox[1]	$125,000	525%	35%	35%	30%
David Buntin	$250,000	—%	35%	35%	30%
Mark Roberts	$250,000	—%	35%	35%	30%
Johannes (René) van der Salm[2]	$300,000	(14)%	35%	35%	30%
Jay Peterson	$400,000	—%	35%	35%	30%

(1)    Mr. Fox's equity award target was increased upon promotion to an executive officer of the Company.
(2)    Mr. van der Salm's equity award target was reduced to better align his compensation with his peers.

Restricted Stock Units (RSUs)

RSUs align the interests of our Named Executive Officers with those of our stockholders. As our share price increases or decreases the Named Executive Officer's RSU grant value increases or decreases accordingly. Additionally, RSUs are intended to aid in the retention of Named Executive Officers through the use of long-term vesting periods (generally, one-third annual increments).

Performance Stock Units (PSUs)

PSUs represent a significant portion of our long-term incentive compensation program. The PSU design aligns our executives' interests with those of our shareholders by focusing a significant portion of the executives' long-term incentive awards on both Adjusted EBITDA (as defined below) and relative total shareholder return ("RTSR"). For Fiscal 2021, the HCMC Committee awarded the following types of PSUs:

Adjusted EBITDA Performance Stock Units

As a provider of industrial process heating solutions, the Company's financial performance has been severely impacted by macroeconomic and regional factors that are highly cyclical and outside of management's control. These factors have only been further exacerbated by the various global and regional impacts of the COVID-19 pandemic and have made it difficult for the Company to forecast over a three-year period. The HCMC Committee believes that three-year performance goals would cease to be an effective tool in motivating performance of our senior leaders if the goals either become unrealistic or too easy to achieve due to macroeconomic factors beyond the control of management.

In prior years, the HCMC Committee has granted PSU awards that used the Company's total Adjusted EBITDA performance over a three-year period as a performance metric. Given the velocity of changes in the Company's end markets due to the COVID-19 pandemic and the considerations outlined previously, the HCMC Committee decided to modify the design of the Adjusted EBITDA PSUs to better align with prevailing economic realities and operating conditions the Company faced at the time.

For Fiscal 2021, the HCMC Committee, in consultation with Mercer, developed a new form of PSU award agreement that retains Adjusted EBITDA as the performance metric (the "FY21 EBITDA PSU"). Performance under the FY21 EBITDA PSU is determined against three equally weighted one-year Adjusted EBITDA targets set annually by the HCMC Committee based upon the Company's operating budget and long-term forecast and goals at the time. At the end of each one-year performance period, the Company's Adjusted EBITDA performance is measured against the target set by the HCMC Committee to determine the level of achievement with respect to one-third of the FY21 EBITDA PSU award target value, as set forth in the table below. Amounts achieved following certification of performance under the FY21 EBITDA PSU do not vest until the end of the full three-year period based upon the executive's continued service through such date, with certain exceptions for a qualifying termination of employment. The Adjusted EBITDA performance goal was designed to be challenging but achievable with strong performance.

Adjusted EBITDA Performance Level[1,2]	Year One Opportunity[3,4]	Year Two Opportunity[3,4]	Year Three Opportunity[3,4]
Below Threshold	0% of 1/3 target shares	0% of 1/3 target shares	0% of 1/3 target shares
Threshold	50% of 1/3 target shares	50% of 1/3 target shares	50% of 1/3 target shares
Target	100% of 1/3 target shares	100% of 1/3 target shares	100% of 1/3 target shares
Maximum	200% of 1/3 target shares	200% of 1/3 target shares	200% of 1/3 target shares

(1)    Adjusted EBITDA is defined as: the Company's net income, calculated in accordance with generally accepted accounting principles, plus (i) net interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) stock-based compensation expense; (v) income (loss) attributable to non-controlling interests; (vi) equity and/or debt-related transaction fees and expenses; (vii) certain merger or acquisition-related fees and expenses; (viii) certain restructuring, severance or other similar expenses; (ix) goodwill impairment charges; (x) certain executive and/or non-executive director succession planning expenses; and (xi) certain other expenses or adjustments primarily related to one-time, nonrecurring and/or non-cash charges that may be approved by the HCMC Committee from time to time. Pursuant to the original terms and conditions of the PSU award agreements, the HCMC Committee retains discretion to increase the threshold, target and maximum performance goals to include the Adjusted EBITDA contributions from merger and acquisition transactions that close during the performance period, based on the business case for the acquisition rationale approved by the Board during the due-diligence process, pro-rated for the time period such merger or acquisition is included in the Company group during the performance period.
(2)    Actual performance targets are not shown given the competitively sensitive nature of the information for the year two and year three opportunities. Please see "FY21 EBITDA PSUs" below for further information regarding the Adjusted EBITDA performance targets for the year one opportunity.
(3)    The applicable payout, if any, will be interpolated on a straight-line basis if the Company's cumulative Adjusted EBITDA performance falls between the threshold and target or between target and maximum performance levels. Zero shares will be paid out for performance below the threshold level.
(4)    Amounts achieved following the annual certification of performance under the FY21 EBITDA PSU do not vest until the end of the full three-year period based upon the executive's continued service through such date, with certain exceptions for a qualifying termination of employment.

Adjusted EBITDA was used in both the short-term and long-term incentive programs in recognition that this measure is viewed as a core driver of the Company’s performance and stockholder value creation in both the short- and long-term. In designing the incentive program for our Named Executive Officers, the HCMC Committee balanced the Adjusted EBITDA performance metrics with additional performance metrics under the short-term and long-term incentive programs in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short-term and long-term horizons.

RTSR Performance Stock Units

The HCMC Committee selected relative total shareholder return ("RTSR") as a performance metric because it strives to reward long-term, sustainable growth and stockholder value creation. The HCMC Committee believes that total shareholder return ("TSR") reflects the extent to which stockholders and the market consider that the Company's strategy is appropriate and is articulated and implemented by our Named Executive Officers. However, the HCMC Committee also recognizes that TSR lacks line of sight due to many factors impacting TSR being out of the executive's control, including various macroeconomic and geopolitical conditions, as well as the performance of the other companies in the applicable peer group.

For the RTSR PSUs granted in Fiscal 2021 (the "FY21 RTSR PSUs"), the performance metric was established as the Company's TSR relative to the S&P Small Cap 600 Capped Energy Index (the "RTSR Peer Group") during the performance period beginning on April 1, 2020 and ending on March 31, 2023. This index was selected because of the relative size of the companies, applicable industries served, types of products or services provided, international nature of the businesses and the correlation to the Company's stock price movements.

In order to further align the structure of the FY21 RTSR PSUs with competitive market practices and consistent with the FY20 RTSR PSUs, the HCMC Committee established a cap at 125% of the target level in the event the Company's TSR for the performance period is negative, regardless of the level of relative performance that was otherwise achieved.

The Company's TSR for the performance period will be compared to the RTSR Peer Group, as described below, and the number of shares actually earned in settlement of the award will be calculated in accordance with the following table:

Performance Level[1]	RTSR Rank[2,3]	Payout
Below Threshold	Below 25th Percentile	0% of Target Shares
Threshold	25th Percentile	50% of Target Shares
Target	50th Percentile	100% of Target Shares
Maximum	75th Percentile	200% of Target Shares

(1)    The applicable payout, if any, will be interpolated on a straight-line basis if the Company's TSR performance falls between performance levels. If the Company's TSR during the performance period is below the threshold performance level, the participant will not earn any shares with respect to the FY21 RTSR PSUs. If the Company's TSR during the performance period is negative, the payout will not exceed 125% of the target level if greater level of performance was otherwise achieved.
(2)    For purposes of the FY21 RTSR PSUs, the "Closing Price" will be determined using the market closing price per share of stock as reported on the NYSE, adjusted for stock splits, cash dividends, rights offerings and spin-offs. The TSR for the Company and each entity included in the RTSR Peer Group will be calculated by using the 20 consecutive trading day average Closing Price prior to the first date of the performance period versus the 20 trading day average Closing Price ending on the last day of the performance period. In the event a company is removed from the S&P Small Cap 600 Capped Energy Index during the performance period due to cessation of being a publicly trading company on a national stock exchange due to a low stock price, low trading volume, bankruptcy, liquidation or similar or failing to meet minimum market capitalization requirements of the index, such company will remain in the RTSR Peer Group with a TSR of negative 100%.
(3)    The TSR of each company included in the RTSR Peer Group will be calculated and ranked from highest to lowest.

Targeted Retention Awards

In addition to the regular annual equity awards, the HCMC Committee awarded certain discretionary awards to certain of our Named Executive Officers in Fiscal 2021. The HCMC Committee elected to grant these awards after a thorough review process that incorporated feedback from our independent compensation consultant, Mercer, a review of market data, and considering the outstanding equity awards held by the Named Executive Officers and the applicable retentive horizons.

Non-Qualified Stock Options

In light of the significant market disruption caused by the COVID-19 pandemic and the volatility of commodity markets, the HCMC Committee conducted a review of the retentive value of the Company's outstanding PSU awards. Following a review of the forecasted performance of the Company's prior awards of PSUs with an Adjusted EBITDA performance metric (the "Prior EBITDA PSUs"), the HCMC Committee was concerned with the limited retentive value of these awards. In addition, the HCMC recognized that these PSU awards would likely cease to be an effective tool to motivate performance of our senior leaders as a number of the goals had become unrealistic to achieve due to macroeconomic factors beyond the control of our leadership team. In order to provide sufficient retention of the Company's management and maintain a performance-based award structure, the HCMC Committee elected to make a discretionary award of non-qualified stock options ("NQSOs") to certain of the Named Executive Officers; the value of the NQSOs granted to each applicable Named Executive Officer was equal to the value of the number of shares that would have vested under the Prior EBITDA PSUs granted on May 16, 2018 at threshold performance. The design of these awards is intended to align the executive's interests with those of our shareholders through the recent market downturn by incorporating the following elements:

•Equity Based with Realizable Value Contingent upon Stock Price Performance: The NQSOs correlate with the Company's stock price and provide additional alignment with shareholders. Because the strike price of the NQSOs equals the closing price of the Company's stock on the date of the award, these awards will not have any value unless the Company's stock price increases above the grant date price over the long-term.

•Long-Term Cliff Vesting: The NQSOs cliff vest after three years and will be forfeited if the executive terminates employment for any reason with the Company prior to vesting. The cliff vesting design enhances the retentive value of the NQSOs and focuses our executives on long-term value creation.

Named Executive Officer[1]	NQSOs Awarded	Exercise Price	Grant Date Fair Value	Vesting Date
Bruce Thames	32,472	$14.28	$198,729	6/1/2023
David Buntin	5,074	$14.28	$31,053	6/1/2023
Mark Roberts	5,074	$14.28	$31,053	6/1/2023
Johannes (René) van der Salm	9,742	$14.28	$59,621	6/1/2023
Jay Peterson	9,742	$14.28	$59,621	6/1/2023

(1)    Mr. Fox did not receive a grant of NQSOs.

Retention RSU Awards

The HCMC Committee awarded each of Messrs. Buntin and Roberts RSU awards with a grant date fair value of $150,000. These RSU awards cliff-vest on the third anniversary of the date of the award, subject to the recipient's continued employment through the vesting date, with certain exceptions for qualifying terminations of employment. In making these awards, the HCMC Committee recognized the significant positive impacts of Mr. Buntin in developing the Company's research and development program, including the Company's Genesis Network product and software platform, and Mr. Roberts in establishing the Company's global engineering center of excellence.

Promotion Award

In connection with his promotion to Senior Vice President and CFO, the HCMC Committee awarded Mr. Fox a discretionary RSU award with a grant date fair value of $150,000. This RSU award cliff-vests on the third anniversary of the date of the award, subject to the recipient's continued employment through the vesting date, with certain exceptions for qualifying terminations of employment.

Results of Long-Term Incentives Awarded in Prior Years

Fiscal 2019 Cumulative Adjusted EBITDA PSUs

On May 17, 2021, the HCMC Committee reviewed and certified the Company's performance under the PSU awards granted on May 16, 2018 utilizing the Company's cumulative Adjusted EBITDA performance as the performance metric (the "FY19 EBITDA PSUs"). The applicable performance period for the FY19 EBITDA PSUs was April 1, 2018 through March 31, 2021.

The Company's actual cumulative Adjusted EBITDA performance over the three-year performance period for the FY19 EBITDA PSUs was $183.8 million compared to a target Adjusted EBITDA goal of $255.0 million, resulting in no payout to each Named Executive Officer under the terms of the award. No adjustments were made to these results to account for the impact of COVID-19 on the Company.

Fiscal 2019 RTSR PSUs

On May 17, 2021, the HCMC Committee reviewed and certified the Company's performance under the PSU awards granted on May 16, 2018 utilizing the Company's RTSR performance as the performance metric (the "FY19 RTSR PSUs"). The applicable performance period for the FY19 RTSR PSUs was April 1, 2018 through March 31, 2021.

The Company's actual TSR performance over the three-year performance period for the FY19 RTSR PSUs was -14.90%, but in the 81st percentile on a relative basis. Despite the strong relative performance that would have typically resulted in a payout between target and maximum levels, due to the Company's negative TSR during the applicable performance period, the Named Executive Officers vesting level was capped at 100% of the target shares rather than the above target vesting level for 81st percentile performance, as further summarized in the table below:

Named Executive Officer[1]	Grant Date	Performance Period	Target Shares	Company's TSR	Relative Percentile Rank	Payout (as a % of Target Shares)	Shares Earned Based on RTSR Rank
Bruce Thames	5/16/2018	April 1, 2018 - March 31, 2021	7,209	(14.9)%	81st percentile (6th out of 27)	100%	7,209
Johannes (René) van der Salm	5/16/2018	April 1, 2018 - March 31, 2021	2,162	(14.9)%	81st percentile (6th out of 27)	100%	2,162
Jay Peterson	5/16/2018	April 1, 2018 - March 31, 2021	2,162	(14.9)%	81st percentile (6th out of 27)	100%	2,162

(1)    Messrs. Fox, Buntin and Roberts did not receive grants of FY19 RTSR PSUs.

FY21 EBITDA PSUs

On May 17, 2021, the HCMC Committee reviewed and certified the Company's performance for the FY21 EBITDA PSU with respect to the performance period from April 1, 2020 through March 31, 2021.

The Company's actual Adjusted EBITDA performance over the one-year performance period for the FY21 EBITDA PSUs was $36.16 million compared to a target Adjusted EBITDA goal of $57.37 million, resulting in each Named Executive Officer earning none of the 1/3 of target shares for the one-year performance period, which would have vested at the end of the full three-year period for this award based upon the executive's continued service through such date, with certain exceptions for a qualifying termination of employment. No adjustments were made to these results to account for the impact of COVID-19 on the Company.

Executive Severance Plan

The HCMC Committee has adopted the Thermon Group Holdings, Inc. Executive Severance Plan (the “Severance Plan”) in Fiscal 2020 and designated each of the executive officers of the Company as participants in the Severance Plan. The HCMC Committee adopted the Severance Plan in order to better align the Company's severance arrangements for its Named Executive Officers with current market practices. In determining the terms for the Severance Plan, the HCMC Committee examined broad market practices from a variety of industries with input from its independent compensation consultant.

In connection with the promotion of Mr. Fox to the position of CFO, Mr. Peterson's employment with the Company was terminated, effective February 12, 2021. Mr. Peterson received the severance pay and benefits for a termination without cause pursuant to the terms of the Severance Plan. In addition, Mr. Peterson's equity awards vested on a pro-rata basis for a termination without cause in accordance with the terms of the underlying equity award agreements under the Company's 2011 Amended and Restated Long-Term Incentive Plan. Mr. Peterson served as a consultant with the Company to assist in the transition of his responsibilities through June 11, 2021. In consideration for his consulting services, Mr. Peterson received a fixed amount equal to $20,869 for each month of service.

See the section entitled "Potential Payments Upon Termination or Change in Control" below for additional information on the Severance Plan and the amounts paid to Mr. Peterson in connection with his termination of employment.

Employee Benefits and Perquisites

We offer a variety of health, welfare and retirement programs to all eligible employees, including our Named Executive Officers. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees who work in the United States.

Programs and policies include:

•Medical, dental and vision;
•Flexible spending accounts;
•Health savings accounts;
•Short and long-term disability;
•Life insurance, accidental death and dismemberment; and
•Retirement savings plan (401(k) plan).

The Company’s generally available defined contribution plan (the “Savings Plan” or 401(k) plan) provides a cash company match of up to 50% of the first 6% of eligible salary contributed by the employee, including executives.

In addition, the Company has adopted a Non-Qualified Deferred Compensation Plan (the "NQDCP") under which designated eligible participants may elect to defer base salary, short-term incentive payments and other cash or equity-based compensation. Eligible participants include our Named Executive Officers and certain other employees of the Company and its participating subsidiary and affiliate companies that meet certain requirements. The primary purpose for the adoption of the NQDCP was to provide eligible employees with an option to defer additional compensation for tax planning purposes. See the section entitled "Fiscal 2021 Nonqualified Deferred Compensation" below for additional information on the NQDCP.

The Company generally only provides limited perquisites to the Named Executive Officers.

Our Compensation Process

Role of the HCMC Committee and the CEO

The HCMC Committee, consisting entirely of independent directors, is responsible for determining the compensation of all of our executive officers, and for establishing, implementing and monitoring adherence to our executive compensation philosophy. Each year, the HCMC Committee conducts an evaluation of the Company's executive compensation practices to determine if any changes may be appropriate. During this process, the HCMC Committee may consult with management; however, the HCMC Committee operates independently of management and receives compensation advice and data from an outside independent advisor and other resources.

The HCMC Committee also conducts an annual performance evaluation of the CEO to determine if any changes in his compensation may be appropriate after considering factors such as the Company’s performance and stockholder returns, the compensation received by chief executive officers at comparable companies, the CEO's performance, current market trends and commonly viewed best practices as well as historical compensation levels.

At the HCMC Committee’s request, the CEO conducts a performance evaluation of each of the other executive officers and reviews the results with the HCMC Committee to assist it in determining whether changes in their compensation may be appropriate. The HCMC Committee gives considerable weight to the CEO’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. While Mr. Thames provides input with respect to the other executive officers, Mr. Thames did not participate in the HCMC Committee's deliberations or decisions with regard to his own compensation.

Role of Independent Compensation Advisor

The charters of both the N&CG Committee and the HCMC Committee authorize each committee to retain and terminate, as the committee deems necessary, independent advisors to provide advice and assist in the evaluation of the compensation of non-executive directors, with respect to the N&CG Committee, and the Company's executive officers, with respect to the HCMC Committee. Each of the N&CG Committee and the HCMC Committee is further authorized to approve the fees and retention terms of any independent advisor that it retains. Both the N&CG Committee and the HCMC Committee retained the independent consulting firm, Mercer, to serve as each committee's compensation consultant in Fiscal 2021.

During Fiscal 2021, Mercer participated in HCMC Committee meetings and advised the HCMC Committee with respect to compensation trends and market practices, incentive plan design, competitive pay levels, compensation adjustments and decisions responsive to the COVID-19 pandemic. In addition, Mercer also consulted with the N&CG Committee regarding non-executive director compensation. While Mercer consulted with management in performing work requested by the HCMC Committee, it did not perform any separate services for management. In rendering advice to the HCMC Committee and the N&CG Committee, Mercer:

•reports directly to the HCMC Committee or, in the case of matters relating to non-executive director compensation, to the N&CG Committee;
•provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation;
•provides information and recommendations regarding compensation trends in the general marketplace, compensation practices, and regulatory and compliance developments; and
•meets as needed with the HCMC Committee and the N&CG Committee, as applicable, without the presence of management.

As part of its annual review process, the HCMC Committee considered the independence of Mercer in light of the SEC rules and NYSE listing standards. The HCMC Committee has reviewed Mercer's independence in accordance with the above criteria and concluded that the work performed by Mercer did not raise any conflicts of interest during Fiscal 2021.

Stock Ownership Guidelines (Named Executive Officers)

Our Board believes that each key executive officer of the Company should have a substantial personal investment in the Company. In furtherance of this belief, our Board has adopted stock ownership guidelines for all of our executive officers (the "Stock Ownership Guidelines") and delegated oversight of the Stock Ownership Guidelines with respect to the Company's executive officers to the HCMC Committee. The Stock Ownership Guidelines are designed to maintain management share ownership at levels high enough to assure our stockholders of our management's commitment to value creation. The Company's Stock Ownership Guidelines for executive officers is set forth below:

Position	Available Shares to be Retained
CEO	5 Times Annual Base Salary
Senior Vice President	2 Times Annual Base Salary
Other Executive Officer	1 Times Annual Base Salary

Each executive officer is required to meet the guideline within five (5) years after the later of: (i) January 23, 2020, the date of adoption of the revised Stock Ownership Guidelines, and (ii) his or her appointment as an executive officer of the Company. As of the Record Date, each of our Named Executive Officers was either: (i) in compliance with the applicable stock ownership guideline or (ii) within the applicable time period to obtain compliance.

For measuring compliance with the Stock Ownership Guidelines, the HCMC Committee includes: time-based RSUs; time-based restricted shares; shares held in a pension or other deferred compensation plan; and shares owned indirectly. However, the HCMC Committee does not include any performance awards or unexercised share appreciation rights or options.

Each individual subject to the Stock Ownership Guidelines must meet or exceed his or her requisite threshold immediately prior to any disposition of shares or share equivalents obtained through an equity grant (other than shares used to pay applicable withholding taxes or the exercise price of stock options). The 100% retention requirement applies during any time period in which the individual’s stock ownership threshold has not been achieved, including during the initial five-year period. If on December 31 of a calendar year, an individual is in compliance with this retention requirement based upon the closing price of the Company’s shares on the NYSE as of such date, the retention requirement will subsequently be translated into a fixed share amount whereby such number of shares times this closing price on such date equates to the applicable ownership requirement. As long as the such individual continues to hold such fixed share amount, he/she will be deemed in compliance with the Stock Ownership Guidelines (i.e., once met, always met).

If a Named Executive Officer does not meet the requisite threshold or demonstrate sustained progress toward meeting the threshold, the HCMC Committee has discretion to reduce future long-term incentive grants or pay future cash compensation in the form of equity. For information on the Stock Ownership Guidelines for the Company's non-executive directors, see the section entitled "Director Compensation—Stock Ownership Guidelines (Non-Executive Directors)."

Clawback Policy

The HCMC Committee has adopted a Policy on Recoupment of Incentive Compensation (the "clawback policy"), pursuant to which, to the extent permitted by governing law, the Company may require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former executive officer during the three-year period preceding the filing with the SEC of Company financial statements that were restated due to the material noncompliance of the Company with any financial reporting requirement under the securities laws to the extent that such incentive compensation was calculated based upon any financial result or performance metric impacted by such restatement. We believe that the clawback policy further enhances the risk management features of our executive compensation program in a way that does not encourage unnecessary or excessive risk-taking.

Certain Transactions in Company Securities

Our Insider Trading Policy prohibits our non-executive directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security. Further, the policy prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan.

FISCAL 2021 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation we paid to each Named Executive Officer for Fiscal 2021 and, to the extent required by SEC disclosure rules, Fiscal 2020 and Fiscal 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[4] ($)	Total ($)
Bruce Thames President & CEO	2021	$585,000	$100,854	$1,299,976	$198,729	$117,000	$—	$11,025	$2,312,584
	2020	$642,615	$—	$1,299,956	$—	$234,235	$—	$10,740	$2,187,546
	2019	$618,000	$—	$1,249,931	$—	$1,236,000	$—	$10,530	$3,114,461
Kevin Fox SVP & CFO	2021	$208,654	$14,347	$274,967	$—	$16,644	$—	$7,180	$521,792
David Buntin SVP, THT	2021	$275,500	$23,748	$399,981	$31,053	$27,550	$—	$9,707	$767,539
Mark Roberts SVP, THS & Engineering	2021	$289,750	$24,567	$399,981	$31,053	$28,500	$—	$12,614	$786,465
Johannes (René) van der Salm SVP, Global Operations	2021	$285,000	$31,937	$299,964	$59,621	$37,050	$—	$10,771	$724,343
	2020	$298,274	$—	$349,969	$—	$72,066	$—	$39,540	$759,849
	2019	$289,244	$—	$424,905	$—	$426,000	$—	$10,489	$1,150,638
Jay Peterson[5] Former SVP & CFO	2021	$265,836	$—	$399,955	$59,621	$—	$—	$269,193	$994,605
	2020	$333,900	$—	$399,958	$—	$82,261	$—	$6,219	$822,338
	2019	$327,785	$—	$424,905	$—	$477,000	$—	$8,682	$1,238,372

(1)The amounts reported in this column for Fiscal 2021 performance represent annual cash compensation earned under the FY21 Discretionary Bonus were paid in June 2021. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.
(2)The amounts reported in these columns for Fiscal 2021 represent the aggregate grant date fair value of the RSUs, NQSOs and PSUs, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The Fiscal 2021 stock awards were structured in three parts: (i) time-based RSUs and NQSOs; (ii) PSUs with RTSR as the market-based vesting condition; and (iii) PSUs with Adjusted EBITDA as the performance-based vesting condition.

(a)The estimated fair value of the RSUs was $14.28 per share, which was the market closing price of our common stock as reported by the NYSE on the June 1, 2020 grant date.
(b)The estimated fair value of the NQSOs was $6.12 per option. See Note 16 to the consolidated financial statements included in our 2021 Annual Report for a discussion on the relevant assumptions used in calculating the grant date fair value of option awards granted during Fiscal 2021.
(c)The estimated fair value of the Fiscal 2021 RTSR PSUs was $21.33 per unit, which was calculated based on the probable outcome of the market-based performance condition and the application of a Monte Carlo simulation model. The PSUs will vest if the TSR performance of the Company's common stock meets or exceeds the predetermined performance levels as compared to the RTSR Peer Group over the three-year performance period. The grant date fair value of the PSUs does not correspond to the actual value that may be recognized by each Named Executive Officer with respect to these awards, which may be higher or lower based on a number of factors, including the Company's performance, the performance of the RTSR Peer Group and stock price fluctuations. Under FASB ASC Topic 718, the vesting condition related to these PSUs is a market condition and not a performance condition and the stock-based compensation expense that the Company expects to realize is fixed. Accordingly, there is not a grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Design" above and the discussion of equity awards contained in Note 16 to the consolidated financial statements included in our 2021 Annual Report.
(d)The estimated fair value of the Fiscal 2021 Adjusted EBITDA PSUs was $14.28 per unit, which was the market closing price of our common stock as reported by the NYSE on the June 1, 2020 grant date and calculated based on the probable satisfaction of the performance-based vesting condition as of the grant date. Assuming the highest level of performance is achieved for the Fiscal 2021 Adjusted EBITDA PSUs, the maximum grant date fair value would be $909,979 for Mr. Thames, $87,479 for Mr. Fox, $174,987 for Messrs. Buntin and Roberts, $209,973 for Mr. van der Salm, and $279,974 for Mr. Peterson. For a discussion of the assumptions and methodologies used to value the awards, please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Design" above and the discussion of equity awards contained in Note 16 to the consolidated financial statements included in our 2021 Annual Report.

(3)The amounts reported in this column for Fiscal 2021 performance represent annual cash compensation earned under the FY21 STIP based on Fiscal 2021 performance and were paid in June 2021. Please see "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.

(4)Amounts reported in this column for Fiscal 2021 are described in more detail in the following table:

Name	Company Contribution to 401(k) ($)	Group Life Insurance ($)	Company Contribution to Health Savings Account ($)	Post-Termination PaymentsA ($)	Consulting FeesB ($)	All Other Compensation Total ($)
Bruce Thames	$8,103	$2,322	$600	$—	$—	$11,025
Kevin Fox	$6,189	$390	$600	$—	$—	$7,180
David Buntin	$7,865	$1,242	$600	$—	$—	$9,707
Mark Roberts	$8,450	$3,564	$600	$—	$—	$12,614
Johannes (René) van der Salm	$8,449	$2,322	$—	$—	$—	$10,771
Jay Peterson	$8,709	$3,270	$462	$235,883	$20,869	$269,193

A.The amounts reported for Mr. Peterson reflect payments made to Mr. Peterson pursuant to the terms Severance Plan and the Transition & Consulting Agreement that the Company entered into with Mr. Peterson following his separation from the Company. Please see "Potential Payments Upon Termination or Change in Control" for further information.
B.The amounts reported for Mr. Peterson reflect payments made to Mr. Peterson for consulting services pursuant to the terms of the Transition & Consulting Agreement that the Company entered into with Mr. Peterson following his separation from the Company.

(5)Mr. Peterson was terminated by the Company without cause in Fiscal 2021, effective February 12, 2021, and continued consulting for the Company until June 11, 2021.

FISCAL 2021 GRANTS OF PLAN-BASED AWARDS

The following table summarizes awards made to our Named Executive Officers in Fiscal 2021.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1] ($)			Estimated Future Payouts Under Equity Incentive Plan Awards[2] (#)			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities underlying options)[4] (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards[5] ($)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Thames	STIP	—	—	$292,500	$585,000	$1,170,000
	RTSR PSU	6/1/2020	5/21/2020				6,034	18,284	36,568				$389,998
	EBITDA PSU	6/1/2020	5/21/2020				10,514	31,862	63,724				$454,989
	NQSO	6/1/2020	5/21/2020								32,472	$14.28	$198,729
	RSU	6/1/2020	5/21/2020							31,862			$454,989
Fox	STIP	—	—	$41,610	$83,219	$166,438
	RTSR PSU	6/1/2020	5/21/2020				580	1,758	3,516				$37,498
	EBITDA PSU	6/1/2020	5/21/2020				1,011	3,063	6,126				$43,740
	RSU - Cliff	2/1/2021	12/3/2020							10,006			$149,990
	RSU	6/1/2020	5/21/2020							3,063			$43,740
Buntin	STIP	—	—	$68,875	$137,750	$275,500
	RTSR PSU	6/1/2020	5/21/2020				1,160	3,516	7,032				$74,996
	EBITDA PSU	6/1/2020	5/21/2020				2,022	6,127	12,254				$87,494
	NQSO	6/1/2020	5/21/2020								5,074	$14.28	$31,053
	RSU - Cliff	6/1/2020	5/21/2020							10,504			$149,997
	RSU	6/1/2020	5/21/2020							6,127			$87,494
Roberts	STIP	—	—	$71,250	$142,500	$285,000
	RTSR PSU	6/1/2020	5/21/2020				1,160	3,516	7,032				$74,996
	EBITDA PSU	6/1/2020	5/21/2020				2,022	6,127	12,254				$87,494
	NQSO	6/1/2020	5/21/2020								5,074	$14.28	$31,053
	RSU - Cliff	6/1/2020	5/21/2020							10,504			$149,997
	RSU	6/1/2020	5/21/2020							6,127			$87,494
Salm	STIP	—	—	$92,625	$185,250	$370,500
	RTSR PSU	6/1/2020	5/21/2020				1,392	4,219	8,438				$89,991
	EBITDA PSU	6/1/2020	5/21/2020				2,426	7,352	14,704				$104,987
	NQSO	6/1/2020	5/21/2020								9,742	$14.28	$59,621
	RSU	6/1/2020	5/21/2020							7,352			$104,987
Peterson	STIP	—	—	$97,666	$195,332	$390,663
	RTSR PSU	6/1/2020	5/21/2020				1,856	5,625	11,250				$119,981
	EBITDA PSU	6/1/2020	5/21/2020				3,235	9,803	19,606				$139,987
	NQSO	6/1/2020	5/21/2020								9,742	$14.28	$59,621
	RSU	6/1/2020	5/21/2020							9,803			$139,987

(1)The amounts reported in this column represent the threshold, target and maximum incentive opportunities for the FY21 STIP. As noted in the CD&A, based on Fiscal 2021 performance, each continuing Named Executive Officer received 20% of his respective target opportunity under the FY21 STIP. Mr. Peterson did not receive a payout under the FY21 STIP as a result of his separation. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Short-Term Incentives" for further information.
(2)The number of shares reported in this column represent the PSUs: (a) subject to an Adjusted EBITDA performance-based vesting condition and (b) subject to a RTSR market-based vesting condition granted to each Named Executive Officer under the Company's long-term incentive plans. The Adjusted EBITDA PSUs are scheduled to vest on March 31, 2023, subject to the achievement of the underlying performance conditions and the Named Executive Officer's continued employment through the end of the performance period. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentive Design" for additional information.
(3)The number of shares reported in this column represent the RSUs granted to each Named Executive Officer under the Company's long-term incentive plan. The RSUs will vest in three equal annual installments, beginning on first grant date of the award, subject to the Named Executive Officer's continued employment through the applicable vesting date, except for the 10,006, 10,504 and 10,504 RSUs granted to Messrs. Fox, Buntin and Roberts, respectively, which vest upon the third anniversary of the grant date of the award. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Incentives" for additional information.
(4)The number of options reported in this column represent the NQSOs granted to each Named Executive Officer under the Company's long-term incentive plans. The NQSO will vest on the third anniversary of the grant date of the award, subject to the Named Executive Officer's continued employment through the applicable vesting date, and expire on the tenth anniversary of the grant date of the award. See "Compensation Discussion and Analysis—Elements of Our Compensation Program—Targeted Retention Awards" for additional information.
(5)For a discussion of the assumptions and methodologies used to calculate the grant date fair values presented in this column, please see Note 1 to the Fiscal 2021 Summary Compensation Table above and Note 16 to the consolidated financial statements included in our 2021 Annual Report.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END

The following table provides information regarding the outstanding equity awards held by each Named Executive Officer as of March 31, 2021.

Named Executive Officer	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2,4] ($)
Bruce Thames	6/1/2020	—	32,472	$14.28	6/1/2030	51,324	$1,000,305	52,075	$1,014,932
Kevin Fox		—	—	$—		17,694	$344,856	2,779	$54,163
David Buntin	1/3/2017	28,499	—	$19.64	1/3/2027	20,170	$393,113	10,013	$195,153
	6/1/2020	—	5,074	$14.28	6/1/2030
Mark Roberts	6/1/2020	—	5,074	$14.28	6/1/2030	26,376	$514,068	10,013	$195,153
Johannes (René) van der Salm	6/1/2020	—	9,742	$14.28	6/1/2030	12,767	$248,829	12,907	$251,557
	5/4/2011	5,000	—	$12.00	5/4/2021
Jay Peterson		—	—	$—		—	$—	6,075	$118,402

(1)    Represents: (i) 5,662, 885, 885 and 1,699 unvested RSUs granted on May 16, 2018 vesting on June 30, 2021 to each of Messrs. Thames, Buntin, Roberts and van der Salm, respectively; (ii) 13,800, 1,213, 2,654, 2,654 and 3,716 unvested RSUs granted on June 1, 2019 vesting in equal annual installments on June 1, 2021 and 2022 to each of Messrs. Thames, Fox, Buntin, Roberts and van der Salm, respectively; (iii) 31,862, 3,063, 6,127, 6,127 and 7,352 unvested RSUs granted on June 1, 2020 vesting in equal annual installments on June 1, 2021, 2022 and 2023 to each of Messrs. Thames, Fox, Buntin, Roberts and van der Salm, respectively; (iv) 6,206 unvested RSUs granted on January 16, 2018 vesting on June 1, 2022 to Mr. Roberts; (v) 3,412 unvested RSUs granted on June 1, 2019 vesting on June 1, 2022 to Mr. Fox; (vi) 10,504 and 10,504 unvested RSUs granted on June 1, 2020 vesting on June 1, 2023 to each of Messrs. Buntin and Roberts; and (vii) 10,006 unvested RSUs granted on February 1, 2021 vesting on February 1, 2024 to Mr. Fox.
(2)    The market value was calculated based on a market closing price of $19.49 per share of our common stock as reported on the NYSE on March 31, 2021, the last trading day of Fiscal 2021.
(3)    Represents: (i) 12,820, 2,465, 2,465, 3,451 and 2,460] unvested RTSR PSUs and 20,700, 3,980, 3,980, 5,573, and 3,972 unvested Adjusted EBITDA PSUs, each granted on June 1, 2019 and vesting on March 31, 2022, subject to the HCMC Committee's certification of the applicable performance metrics, to each of Messrs. Thames, Buntin, Roberts, van der Salm and Peterson, respectively; and (ii) 18,284, 1,758, 3,516, 3,516, 4,219, and 1,629 unvested RTSR PSUs and 21,241, 2,042, 4,084, 4,084, 4,901, and 0 unvested Adjusted EBITDA PSUs, each granted on June 1, 2020 and vesting on March 31, 2023, subject to the HCMC Committee's certification of the applicable performance metrics, to each of Messrs. Thames, Fox, Buntin, Roberts, van der Salm and Peterson, respectively.
(4)    In accordance with the SEC disclosure rules, the amounts reported in these columns were determined based upon performance through March 31, 2021. For each of the RTSR PSUs, the value reported is measured at target performance. For each of the Adjusted EBITDA PSUs, the value reported is measured at threshold performance. The actual number of shares that may be earned in settlement of the PSUs will be determined on actual Company performance and may be higher or lower than the number of shares reported in this column.

FISCAL 2021 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the options exercised and the vesting of RSUs and PSUs held by our Named Executive Officers during Fiscal 2021.

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting[2] (#)	Value Realized on Vesting[2] ($)
Bruce Thames	—	$—	25,524	$402,821
Kevin Fox	—	$—	1,743	$24,890
David Buntin	—	$—	3,334	$47,697
Mark Roberts	—	$—	2,929	$41,975
Johannes (René) van der Salm	—	$—	7,875	$123,888
Jay Peterson	2,000	$10,820	15,749	$257,022

(1)    The value realized was determined by multiplying the number of shares subject to the option that were exercised by the per-share closing price of the Company's common stock as reported by the NYSE on the date the option was exercised less the exercise price with respect to such shares.
(2)    The value realized was determined by multiplying the number of shares that vested by the per-share closing price of the Company's common stock as reported by the NYSE on the date each award vested.

FISCAL 2021 NONQUALIFIED DEFERRED COMPENSATION

The Company has adopted the NQDCP under which designated eligible participants may elect to defer base salary, short-term incentive payments, non-executive director fees and other cash or equity-based compensation. Eligible participants include the Company's non-executive directors and a select group of management, including our Named Executive Officers and other employees of the Company and its participating subsidiary and affiliate companies that meet certain requirements.

Subject to applicable tax laws, participants may elect when to receive payment of their account balances under the NQDCP. If elected by the participant or as otherwise required by the NQDCP, payment may accelerate in connection with certain events, including death, disability, termination of employment and/or a change in control. Compensation deferred under the NQDCP is subject to income tax when distributed from the NQDCP and may accumulate tax-deferred earnings.

Eligible employees may elect to defer up to 75% of base salary, 100% of sales commissions, 100% of short-term incentive, and 100% of equity-based compensation or other cash compensation approved by the HCMC Committee. The Company does not currently make any contributions to the accounts of participants under the NQDCP. Participants may create up to five "In-Service Accounts" providing for a lump sum payment on a date specified by the participant and one "Termination Account" providing for a lump sum payment on and/or annual installments commencing in connection with the participant's separation from service. In-Service Accounts are paid in January of the year selected by the participant and Termination Accounts are generally paid on or commence in January immediately following the six-month anniversary of the participant's separation from service. Participants may change the timing and form of payment, subject to a five-year delay in benefit commencement.

All of the investment options available under the NQDCP are equity, bond and money market mutual funds similar in nature to the investment choices available under the Company's 401(k) plan. Investment gains and losses in a participant's account under the NQDCP are based solely upon the investment selections made by the participant. Compensation deferred under the NQDCP represents an unsecured obligation of the Company.

The following table sets forth information regarding contributions to the NQDCP by participating Named Executive Officers during Fiscal 2021.

Named Executive Officer	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FYE[3] ($)
Bruce Thames	$294,677	$—	$979,567	$—	$2,922,379
Kevin Fox	$—	$—	$—	$—	$—
David Buntin	$—	$—	$95,070	$—	$313,919
Mark Roberts	$51,081	$—	$438	$—	$135,381
Jay Peterson	$69,898	$—	$133,007	$—	$406,094

(1)    These amounts represent deferrals of the Named Executive Officers' salary and annual incentive compensation and are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Fiscal 2021 Summary Compensation Table.
(2)    These amounts do not represent above-market earnings and are excluded from the Fiscal 2021 Summary Compensation Table.
(3)    Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table for Fiscal 2019 and 2020: $884, 367 and $1,008,392 and for Mr. Thames, $86,791 and $134,661 for Mr. Peterson; and, only with respect to Fiscal 2020, $3,428 for Mr. Roberts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The narrative description and table below summarize certain information related to the amount of compensation payable to each of our Named Executive Officers under certain qualifying termination or change in control events. Except as described below, we have no agreements, arrangements, or plans that entitle executive officers to severance, perquisites, acceleration of equity or other enhanced benefits upon termination of their employment. Payments or benefits other than described below would be at the discretion of the HCMC Committee and the Board.

Executive Severance Plan

As noted in the CD&A, the Company maintains the Severance Plan, with each of the executive officers of the Company designated by the HCMC Committee as participants in the Severance Plan. Subject to the participant’s execution of a general release of claims in favor of the Company, the Severance Plan provides participants with certain payments and benefits upon a qualifying termination of employment. In the event that the employment of a participant is terminated by the Company or its affiliates other than for cause, death, or disability, or in the event that a participant terminates his or her employment with the Company or its affiliates for good reason (as such terms are defined within the Severance Plan), then the participant will receive, in lieu of any severance benefits under any other arrangement with the participant, the following severance benefits: (i) a multiple of the participant’s base salary payable in substantially equal installments during a specified severance period; (ii) an amount equal to the participant’s annual bonus for the fiscal year in which the termination occurred, prorated based on the number of days that the participant was an employee and payable in lump sum; and (iii) a one-time lump-sum cash payment equal to the cost of the participant’s monthly premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), multiplied by the number of months in the specified severance period. The severance multiple is 1.5 for Mr. Thames and one for the other Named Executive Officers and the severance period is eighteen months for Mr. Thames and twelve months for the other Named Executive Officers. For purposes of determining amounts payable under the Severance Plan, amounts are calculated using the base salary of the Named Executive Officer prior to the voluntary base salary reductions implemented in Fiscal 2021.

Equity Agreements

RSU Award Agreements

The RSU award agreements provide that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment will immediately vest on a pro-rata basis based on the amount of time the holder was employed during the vesting period. The remaining portion of the award will be immediately forfeited by the holder and canceled by the Company. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

PSU Award Agreements

The PSU award agreements provide that if the Company terminates the holder other than for cause or due to death or disability, then the award will be earned and settled in accordance with the original terms of the agreement, except that the number of shares of stock subject to the award that are earned and delivered will be pro-rated based on the amount of time the holder was employed during the performance period. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

NQSO Award Agreements

The NQSO award agreements provide that if the Company terminates the holder other than for cause or due to death or disability, the portion of the award that was not vested immediately prior to such termination of employment will immediately be forfeited by the holder and canceled by the Company. If the Company terminates the holder for cause or if the holder resigns for any reason, the portion of the award that was not vested or exercised immediately prior to such termination of employment will be immediately forfeited and canceled by the Company.

Departure of Mr. Peterson

In connection with the promotion of Mr. Fox to the position of CFO, Mr. Peterson terminated employment with the Company, effective February 12, 2021. Mr. Peterson received the severance pay and benefits for a termination without cause pursuant to the terms of the Severance Plan, consisting of (i) severance payments of $333,900, payable in substantially equal installments during the 12-month severance period; (ii) an amount equal to Mr. Peterson’s FY 2021 target annual bonus based upon his salary prior to the 10% salary reduction, prorated based on the number of days that the participant was an employee and payable in a lump sum amount ($188,493); and (iii) a one-time lump-sum cash payment equal to the cost of Mr. Peterson’s monthly COBRA premiums, multiplied by 12 ($19,564). In addition, Mr. Peterson’s equity awards vested or will vest on a pro-rata basis for a termination without cause in accordance with the terms of the underlying equity award agreements under the Company’s 2011 Amended and Restated Long-Term Incentive Plan (estimated value of $369,670, based on the closing stock price on February 12, 2021 and assuming target performance for the PSUs). Mr. Peterson served as a consultant with the Company to assist in the transition of his responsibilities through June 11, 2021. In consideration for his consulting services, Mr. Peterson received a fixed amount equal to $20,869 for each month of service.

Termination

If, as of March 31, 2021, we terminated the employment of a continuing Named Executive Officer other than for cause, death or disability or he terminated his employment with good reason, he would have been entitled to receive the following under the terms of the Severance Plan and the Company's equity award agreements:

Named Executive Officer	Severance (Base Salary Continuation)[1] ($)	Bonus for Fiscal 2021 ($)	Lump Sum COBRA ($)	Acceleration of Stock Options ($)	Acceleration of RSUs[2] ($)	Acceleration of PSUs[2,3] ($)	Total ($)
Bruce Thames	975,000	650,000	42,308	—	1,000,305	692,317	3,359,930
Kevin Fox	275,000	83,219	9,460	—	344,856	24,687	737,222
David Buntin	290,000	145,000	28,086	—	393,113	133,117	989,316
Mark Roberts	300,000	150,000	27,671	—	514,068	133,117	1,124,856
Johannes (René) van der Salm	300,000	195,000	9,268	—	248,829	176,501	929,598

(1)    The applicable severance period for resignation with good reason or termination by the Company other than for cause, death or disability as of March 31, 2021 was eighteen months for Mr. Thames and twelve months for each of Messrs. Fox, Buntin, Roberts and van der Salm, respectively.
(2)    For purposes of this calculation, the Company utilized a market closing price of $19.49 per share of our common stock as reported on the NYSE on March 31, 2021, the last trading day of Fiscal 2021.
(3)    For purposes of this calculation, we assumed that the applicable performance goals were deemed satisfied at the target level. Pursuant to each of the RTSR PSU and EBITDA PSU award agreements: (i) the shares would be issued in settlement of the award at the conclusion of the performance periods on March 31, 2022 and 2023, respectively, following certification of the applicable performance goals by the HCMC Committee and (ii) the shares would only be earned to the extent that the Company meets or exceeds the performance goals under the original terms of the agreement.

Change in Control

In the event that the employment of a participant in the Severance Plan is terminated by the Company or its affiliates other than for cause, death, or disability, or in the event that a participant terminates his or her employment with the Company or its affiliates for good reason (as such terms are defined within the Severance Plan) within the twenty-four (24) month period following a change in control (as such term is defined within the Severance Plan, a "CIC"), then the participant will receive, in lieu of any severance benefits under any other arrangement with the participant (including the benefits described above), the following severance benefits: (i) an amount equal to the participant’s base salary and annual bonus for the year of termination, multiplied by the CIC severance multiple and payable in substantially equal installments during a specified CIC severance period; (ii) an amount equal to the participant’s annual bonus for the fiscal year in which the termination occurred, prorated based on the number of days that the participant was an employee and payable in lump sum; and (iii) a one-time lump-sum cash payment equal to the cost of the participant’s monthly COBRA premiums, multiplied by the number of months in a specified CIC severance period. The change in control severance multiple is 2.5 for Mr. Thames and two for the other Named Executive Officers and the CIC severance period is 30 months for Mr. Thames and 24 months for the other Named Executive Officers.

Under the Severance Plan and the Company's long-term incentive plans, a CIC is generally defined to include (i) acquisition by a person or entity of 50% or more of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions; (ii) certain reorganizations, mergers, or consolidations; (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company; or (iv) in the case of the Company's 2020 Long-Term Incentive Plan, during any 12 month period, individuals who, as of the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board, subject to certain exceptions.

As of March 31, 2021, our Named Executive Officers held unvested stock options, RSUs and PSUs granted under the Company's long-term incentive plans. Under the Company's long-term incentive plans, in the event of a CIC, the Board, in its discretion may provide for the accelerated vesting of outstanding equity awards, including deeming the performance measure applicable to some or all outstanding awards to be satisfied at any level. In addition, in the event of a qualifying termination of employment within 24 months following a CIC, Mr. Thames will become 100% vested in any unvested and outstanding equity awards held by Mr. Thames at the time of termination, with any unvested performance units vesting at the greater of: (i) target and (ii) actual performance through the date of termination.

Assuming that a change in control occurred effective as of March 31, 2021 and the Board exercised its discretion to require that all unvested stock options, RSUs and PSUs be surrendered and for the holder to receive a cash payment equal to: (i) the number of shares subject to the unvested stock option multiplied by the excess, if any, of the fair market value per share over the exercise price, (ii) the number of shares of common stock subject to the RSU award multiplied by the fair market value per share, and (iii) the number of shares of common stock subject to the PSU award (and assuming that the performance measures are deemed satisfied at target performance level) multiplied by the fair market value per share, each Named Executive Officer would have received a cash payment as follows:

Named Executive Officer	Severance (Base Salary Continuation)[1] ($)	Bonus for Fiscal 2021 ($)	Lump Sum STI ($)	Lump Sum COBRA ($)	Acceleration of Stock Options[2] ($)	Acceleration of RSUs[2] ($)	Acceleration of PSUs[2,3] ($)	Total ($)
Bruce Thames	1,625,000	1,625,000	650,000	70,513	169,179	1,000,305	1,423,647	6,563,644
Kevin Fox	550,000	166,438	83,219	18,920	—	344,856	74,062	1,237,495
David Buntin	580,000	290,000	145,000	56,172	26,436	393,113	273,737	1,764,458
Mark Roberts	600,000	300,000	150,000	55,342	26,436	514,068	273,737	1,919,583
Johannes (René) van der Salm	600,000	390,000	195,000	18,536	50,756	248,829	353,627	1,856,748

(1)    The applicable severance period for termination in connection with a change in control as of March 31, 2021 was 30 months continuation of base salary for Mr. Thames and 24 months continuation of base salary for Messrs. Fox, Buntin, Roberts and van der Salm, respectively.
(2)    For purposes of this calculation, the Company utilized a market closing price of $19.49 per share of our common stock as reported on the NYSE on March 31, 2021, the last trading day of Fiscal 2021.
(3)    For purposes of this calculation, we assumed that the applicable performance goals were deemed satisfied at the target level.

CEO PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd-Frank Act"), we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. We believe that the pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For Fiscal 2021:

•The median of the annual total compensation of all employees of the Company (other than our CEO) was $51,544; and

•The annual total compensation of our CEO, as reported in the Fiscal 2021 Summary Compensation Table, was $2,312,584.

Based on this information, for Fiscal 2021, the ratio of annual total compensation of our CEO to the median of the total compensation of all employees (other than the CEO) is estimated to be 45:1.

In determining the "median employee," we prepared a list of all our full-time, part-time and temporary employees as of January 1, 2021. To identify the median employee from our employee population, we used the annual base salaries or wages of each employee. We annualized the base salaries or wages of those employees that were not employed for the full fiscal year and adjusted the compensation of each part-time employee to reflect the actual number of hours worked during the fiscal year. Base salaries or wages for non-US employees were converted to the US dollar equivalent using foreign exchange rates as of March 31, 2021. After the median employee was identified, we calculated such employee's compensation in the same manner as we calculated the total compensation of the CEO for purposes of the Fiscal 2021 Summary Compensation Table.

In accordance with SEC rules, we have used estimates and assumptions in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from the estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act and Schedule 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this Proxy Statement. This proposal, commonly referred to as a "Say-on-Pay" proposal, gives our stockholders the opportunity to, on an advisory basis, approve, reject or abstain from voting with respect to our Fiscal 2021 executive compensation program and policies and the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years. The Company's stockholders have expressed a preference for holding such a vote every year and the Company anticipates that it will continue to hold a say-on-pay vote each year for the foreseeable future.

This proposal allows our stockholders to express their opinions regarding the decisions of the HCMC Committee on the prior fiscal year’s compensation of our Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on us, the HCMC Committee, or the Board. However, the HCMC Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to help guide the Board and the HCMC Committee in continuing to improve the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders and our commitment to high standards of corporate governance.

The Company’s executive compensation program is designed to attract, retain and reward talented executives who can contribute to both our short- and long-term success and is based on the following general principles:

•management’s interests should be closely aligned with the interests of our stockholders;

•compensation must be competitive with that offered by other companies that compete with us for executive talent and enable us to attract and retain highly-qualified executive leadership;

•differences in compensation should reflect differing levels of responsibilities and performance; and

•performance-based compensation should focus on critical business objectives and align pay through performance-leveraged incentive opportunities.

The Company believes that its executive compensation program is effective in promoting these general principles and is designed to closely align the interests of our management with the long-term interests of our stockholders. The CD&A included in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the HCMC Committee with respect to Fiscal 2021 in more detail. You are encouraged to read the full details of our executive compensation program and policies as described in the CD&A, the tabular disclosure and accompanying narrative disclosure set forth in this Proxy Statement.

For the reasons outlined above, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officers in Fiscal 2021, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

The Board unanimously recommends that stockholders vote "FOR" the foregoing resolution.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a Statement of Policy Regarding Transactions with Related Parties, which requires that each director and executive officer promptly advise the chairperson of the Audit Committee of any Related Person Transaction, as defined therein, of which he or she becomes aware in which we are to be a participant, the amount involved exceeds $120,000 and the applicable Related Person had or will have a direct or indirect material interest, and all material facts with respect thereto. The Audit Committee (or, if determined by the Audit Committee as advisable, the disinterested members of our Board) will then consider such Related Person Transaction for approval or ratification.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, will consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•the size of the transaction and the amount payable to a Related Person;

•the nature of the interest of the Related Person in the transaction;

•whether the transaction may involve a conflict of interest; and

•whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

No Related Person Transaction will be consummated without the approval or ratification of the Audit Committee or the disinterested members of the Board as described above. It is our policy that no director will participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person.

Related Party Transactions

Manager Equity Agreements

We have entered into manager equity agreements with certain of our current and former executive officers and employees (collectively, the "management investors") which set forth additional provisions relating to the ownership of our securities. Pursuant to the manager equity agreements, each management investor will maintain the confidentiality of our confidential or proprietary information obtained as a result of such management investor’s employment and is subject to non-competition and non-solicitation covenants during employment and for a period of two years thereafter. Upon the termination of a management investor’s employment for cause, we will have the option to repurchase certain of such management investor’s securities at the lower of cost or the fair market value (as determined in good faith by our Board) of such securities. Mr. van der Salm is among the management investors who are party to manager equity agreements.

Piggyback Registration Rights

Certain of our current and former executive officers, employees and directors are parties to an amended and restated securityholder agreement, as further amended (the "Securityholder Agreement"), that provides for certain "piggyback" registration rights. If, at any time, we determine to file a registration statement with the SEC covering any shares of our common stock, other than shares of common stock or other securities that are issuable in an offering to our officers or employees pursuant to an employee benefit plan or in connection with the acquisition of a business, each securityholder party to the Securityholder Agreement will have the right to request that we include their shares of common stock in any such registration statement, subject to specified limitations. We are required to pay the expenses associated with preparing and filing any registration statement in connection with the above piggyback registrations, other than any underwriting discounts and commissions applicable to the sale of shares.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and indemnification provisions included in our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see "Corporate Governance—Indemnification of Directors and Officers."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director; (iii) each named executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC, which generally provide that a person is the beneficial owner of securities if such person has or shares voting or investment power with respect to the securities or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options exercisable as of the Record Date or within 60 days thereafter and RSUs and/or PSUs that are scheduled to vest within 60 days of the Record Date are deemed outstanding for computing the percentage of the respective person or group holding such options or RSUs but are not outstanding for computing the percentage of any other person or group. The percentage of beneficial ownership for the following table is based on 33,307,460 shares of common stock outstanding as of the Record Date, plus options exercisable and RSUs and/or PSUs vesting on or within 60 days of the Record Date held by any executive officer or director included in the group for which percentage ownership has been calculated. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the address for each listed stockholder is: c/o Thermon Group Holdings, Inc., 7171 Southwest Parkway, Building 300, Suite 200, Austin, Texas 78735.

Name of Beneficial Owner	Shares Beneficially Owned (#)	Percentage
5% Stockholders:
T. Rowe Price Associates, Inc.[1]	3,792,583	11.4%
The Vanguard Group[2]	2,938,833	8.8%
Wellington Management Group LLP[3]	2,877,278	8.6%
Kempen Capital Management N.V.[4]	2,350,105	7.1%
BlackRock, Inc.[5]	2,340,296	7.0%

Named Executive Officers and Directors:
Bruce Thames[6]	118,972	*
Kevin Fox	3,174	*
David Buntin[7]	41,250	*
Mark Roberts[8]	13,269	*
Johannes (René) van der Salm[9]	118,891	*
Jay Peterson[10]	N/A	N/A
John Clarke	16,063	*
Linda Dalgetty	14,077	*
Roger Fix	13,313	*
Marcus George[11]	32,182	*
Kevin McGinty	33,982	*
John Nesser	36,250	*
All Executive Officers and Directors as a group (15 persons)[12]	455,047	1.4%

*    Less than 1% of our outstanding common stock.

(1)According to a Schedule 13G amendment filed with the SEC on February 16, 2021, T. Rowe Price Associates, Inc. ("T. Rowe Price") reported beneficial ownership of an aggregate 3,792,583 shares, including sole voting power over 1,168,923 shares beneficially owned and sole dispositive power over all 3,792,583 shares beneficially owned. In the same filing, T. Rowe Price Small-Cap Value Fund, Inc. ("T. Rowe Fund") reported sole voting power over 1,168,923 shares. T. Rowe Price and T. Rowe Funds each list its address as 100 E. Pratt Street, Baltimore, Maryland 21202 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.
(2)According to a Schedule 13G amendment filed with the SEC on February 10, 2021, The Vanguard Group ("Vanguard") reported beneficial ownership of an aggregate 2,938,833 shares, including sole dispositive power over 2,876,960 shares beneficially owned, shared voting power with certain affiliated entities over 35,013 shares beneficially owned and shared dispositive power with certain affiliated entities over 61,873 shares beneficially owned. Vanguard lists its address as 100 Vanguard Blvd, Malvern, Pennsylvania 19355 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.

(3)According to a Schedule 13G amendment filed with the SEC on February 4, 2021, Wellington Management Group LLP ("Wellington") reported beneficial ownership of an aggregate 2,877,278 shares, including shared voting power with certain affiliated entities over 2,553,918 shares beneficially owned and shared dispositive power with certain affiliated entities over all 2,877,278 shares beneficially owned. Wellington lists its address as 280 Congress Street, Boston, Massachusetts 02210 in such filing. The Schedule 13G amendment may not reflect current holdings of our common stock.
(4)According to a Schedule 13G filed with the SEC on February 12, 2021, Kempen Capital Management N.V. ("Kempen") reported beneficial ownership of an aggregate 2,350,105 shares, including sole voting power over 1,948,072 shares beneficially owned and sole dispositive power over all 2,350,105 shares beneficially owned. Kempen lists its address as Beethovenstraat 300, 1077WQ Amsterdam, The Netherlands in such filing. The Schedule 13G may not reflect current holdings of our common stock.
(5)According to a Schedule 13G amendment filed with the SEC on February 1, 2021, BlackRock, Inc. ("BlackRock") reported beneficial ownership of an aggregate 2,340,296 shares, including sole voting power over 2,278,129 shares beneficially owned and sole dispositive power over all 2,340,296 shares beneficially owned. BlackRock lists its address as 55 East 52nd Street, New York, New York 10055 in such filing. The Schedule 13G amendment not reflect current holdings of our common stock.
(6)For Mr. Thames, includes 5,662 restricted stock units vesting on June 30, 2021.
(7)For Mr. Buntin, includes 28,499 shares of our common stock issuable upon the exercise of stock options that are exercisable within sixty (60) days of the Record Date and includes 885 restricted stock units vesting on June 30, 2021.
(8)For Mr. Roberts, includes 885 restricted stock units vesting on June 30, 2021.
(9)For Mr. Salm, includes 1,699 restricted stock units vesting on June 30, 2021.
(10)Mr. Peterson departed from his role as Senior Vice President and CFO of the Company on February 12, 2021. Does not include ownership by Mr. Peterson as he is no longer employed by the Company and the Company does not have access to information regarding his ownership.
(11)Includes 50 shares owned by minor children sharing Mr. George’s household. Mr. George disclaims beneficial ownership of shares held by his minor children, except to the extent of a pecuniary interest therein.
(12)For the other executive officers of the Company, includes 13,058 shares of our common stock and 566 restricted stock units vesting within sixty (60) days of the Record Date.

OTHER MATTERS

The Board is not aware of any other business to be presented for a vote of the stockholders at the 2021 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2021 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders (the "22 Annual Meeting"), our General Counsel must receive the proposal no later than February 23, 2022. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to: Thermon Group Holdings, Inc., Attn: General Counsel, 7171 Southwest Parkway, Suite 200, Building 300, Austin, Texas 78735. Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continues to own a minimum number of shares until the 2022 Annual Meeting and appear in person or through an authorized representative at the 2022 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2022 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2022 Annual Meeting from the stockholder no earlier than February 23, 2022 and no later than March 25, 2022. The notice must contain the information required by our Bylaws.

The Board has implemented proxy access, which allows a stockholder, or group of up to twenty (20) stockholders, owning an aggregate of three percent (3%) or more of the Company's outstanding common stock continuously for at least three (3) years to nominate and include in the Company's proxy materials for an annual meeting of stockholders director candidates constituting up to the greater of: (i) twenty percent (20%) of the Board or (ii) two individuals, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. If a stockholder or group of stockholders intends to nominate one or more director candidates to be included in the Company's proxy statement for the 2022 Annual Meeting, the Company must receive proper written notice of the nomination no earlier than January 24, 2022 and no later than February 23, 2022. The notice must contain the information required by our Bylaws.

Proposals received by the General Counsel or Corporate Secretary after the dates mentioned will not be included in the Proxy Statement or acted upon at the 2022 Annual Meeting.

**********

Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2021 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2021 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2021 Annual Meeting. Written requests for the 2021 Annual Report should be directed to our General Counsel at Thermon Group Holdings, Inc., 7171 Southwest Parkway, Suite 200, Building 300, Austin, Texas 78735. If you would like to receive a copy of any exhibits listed in the 2021 Annual Report, please call (512) 690-0600 or submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2021 Annual Report and these exhibits are also available in the "Investor Relations—Financial Information" section of our website located at http://ir.thermon.com.

It is important that your shares be voted at the 2021 Annual Meeting, regardless of the number of shares that you hold.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000515919_1 R1.0.0.177 For Withhold For All All All Except The Board of Directors recommends you vote FOR all of the listed director nominees: 1. Election of Directors Nominees 01) John U. Clarke 02) Linda A. Dalgetty 03) Roger L. Fix 04) Marcus J. George 05) Kevin J. McGinty 06) John T. Nesser, III 07) Bruce A. Thames THERMON GROUP HOLDINGS, INC. C/O BROADRIDGE CORPORATE ISSUER SERVICES INC. P.O. BOX 1342 BRENTWOOD, NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 08/01/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 08/01/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2022. 3. To approve, on a non-binding advisory basis, the compensation of the Company's executive officers as described in the Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com THERMON GROUP HOLDINGS, INC. 7171 Southwest Parkway Building 300, Suite 200 Austin, Texas 78735 THIS PROXY IS SOLICIED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Bruce Thames, Kevin Fox and Ryan Tarkington as proxies, each with full power of substitution, to represent and vote as directed and permitted on the reverse side, all the shares of Common Stock of Thermon Group Holdings, Inc. held of record by the undersigned on June 7, 2021, at the Annual Meeting of Stockholders to be held at the 100 Thermon Drive, San Marcos, Texas 78666 on August 2, 2021, at 11:30 a.m. Central Time, or any adjournment or postponement thereof, upon the matters set forth in the Proxy Statement for the Annual Meeting of Stockholders and, in their judgment and discretion, upon such other business as may properly come before the Annual Meeting of Stockholders. Any and all proxies heretofore given are hereby revoked. Continued and to be signed on reverse side